Exhibit 2.4

EXECUTION VERSION

DRILL RIGS HOLDINGS INC., OCEAN RIG UDW INC.,

AND EACH OF THE GUARANTORS PARTY HERETO

6.50% SENIOR SECURED NOTES DUE 2017
____________________

INDENTURE

Dated as of September 20, 2012
____________________

U.S.  Bank National Association, as Trustee

and

Deutsche Bank Trust Company Americas, as Noteholder Collateral Agent, Registrar and
Paying Agent
____________________

TABLE OF CONTENTS

i

Section 13.10	Counterpart Originals	123
Section 13.11	Table of Contents, Headings, Etc	123
Section 13.12	Prescription	123
Section 13.13	Patriot Act	123
Section 13.14	Force Majeure	123

EXHIBITS

Exhibit A	FORM OF NOTE	A-1
Exhibit B	FORM OF CERTIFICATE OF TRANSFER	B-1
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE	C-1
Exhibit D	FORM OF SUPPLEMENTAL INDENTURE	D-1

NOTE: This Table of Contents shall not, for any purpose, be deemed to be part of this Indenture.

v

INDENTURE, dated as of September 20, 2012, among DRILL RIGS HOLDINGS INC., a Marshall Islands corporation (the "Company"), OCEAN RIG UDW INC., a Marshall Islands corporation ("Parent"), as a Guarantor (as defined herein), the other Guarantors, U.S.  BANK NATIONAL ASSOCIATION, a national banking association, as trustee (together with its successors and assigns, in such capacity, the "Trustee"), and DEUTSCHE BANK TRUST COMPANY AMERICAS, as collateral agent (together with its successors and assigns, in such capacity, the "Noteholder Collateral Agent"), Registrar and Paying Agent.

The Company, the Guarantors, the Trustee and the Noteholder Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the 6.50% Senior Secured Notes due 2017 (the "Notes"):

ARTICLE I

Definitions and Incorporation by Reference

SECTION 1.01           Definitions.

"Acquired Debt" means, with respect to any specified Person:

(1)           Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person (regardless of the form of the applicable transaction by which such Person became a Subsidiary) or expressly assumed in connection with the acquisition of assets from any such Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person or of such Indebtedness being Incurred in connection with the acquisition of assets; and

(2)           Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Acquired Debt will be deemed to be Incurred on the date the acquired Person becomes a Subsidiary or the later of the date such Indebtedness is Incurred or the date of the related acquisition of assets from such Person.

"Additional Drilling Unit" means a drilling rig or drillship or other Vessel that is used or useful in the Permitted Business.

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

"Agent" means the Noteholder Collateral Agent, any Registrar, Paying Agent, Transfer Agent or Authentication Agent.

"Applicable Procedures" means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

"Applicable Premium" means, with respect to any Note on any Redemption Date, the greater of:

(1)           1.0% of the principal amount of the Note; and

(2)           the excess of:

(A)           the present value at such Redemption Date of (i) the redemption price of the Note at October 1, 2015, (such redemption price being set forth in the table appearing in Section 3.07(c) ("Optional Redemption") hereof and being calculated inclusive of accrued and unpaid interest and Additional Amounts) plus (ii) all required interest payments due on the Note through October 1, 2015 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the treasury rate as of such redemption date plus 50 basis points; over

(B)           the principal amount of the Note, if greater.  "Asset Sale" means:

(1)           any sale, lease, conveyance or other disposition, whether in a  single transaction or a series of related transactions, of property or assets of Parent or any of the Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction;

(2)           the issuance or sale of Equity Interests in the Company or any of the Restricted Subsidiaries, other than statutory or directors qualifying shares, whether in a single transaction or a series of related transactions; and

(3)           an Involuntary Transfer.

Notwithstanding the preceding, none of the following items shall be deemed to be an Asset Sale:

(1)           any single transaction or series of related transactions that involves assets having a Fair Market Value or that results in generating Net Proceeds, in either case, of less than $10.0 million;

(2)           a transfer of Equity Interests or other assets between or among Parent and the Restricted Subsidiaries;

(3)           an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary (which must be a Company Subsidiary Guarantor if the Equity Interests are of a Company Subsidiary Guarantor);

(4)           the sale, lease or other disposition of products, services or accounts receivable in the ordinary course of business and any sale or conveyance or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)           the sale or other disposition of cash or Cash Equivalents;

(6)           licenses and sublicenses by Parent or any of the Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(7)           a Restricted Payment that does not violate Section 4.07 ("Restricted Payments") hereof or constitute a Permitted Investment; and

(8)           the sale, lease, conveyance or other disposition of all or substantially all of the assets of Parent and the Restricted Subsidiaries taken as a whole or of the Company and the Company Subsidiary Guarantors taken as a whole in a manner permitted pursuant to Section 5.01 ("Merger, Consolidation or Sale of Assets") or any disposition that constitutes a Change of Control.

"Assignments" means, collectively, each Insurance Assignment and each Earnings Assignment.

"Attributable Indebtedness" in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted according to GAAP at the cost of indebtedness implied in the lease; provided that if such discount rate cannot be determined in accordance with GAAP, the present value shall be discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of "Capital Lease Obligation."

"Bankruptcy Law" means Title 11, U.S.  Code or any similar Federal or state law for the relief of debtors.

"Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.  The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

"Board of Directors" means:

(1)           with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)           with respect to a partnership, the board of directors of the general partner of the partnership;

(3)           with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or the manager or any committee of managers; and

(4)           with respect to any other Person, the board or committee of such Person serving a similar function.

"Business Day" means a day other than a Saturday, Sunday or any other day on which banking institutions in New York, Norway, Greece, the United Kingdom or the place of any payment required to be made hereunder is located are authorized or required by law to close.

"Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

"Capital Stock" means:

(1)           in the case of a corporation, corporate stock;

(2)           in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)           in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)           any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

"Cash Equivalents" means:

(1)           United States dollars;

(2)           securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)           certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any commercial bank organized under, or authorized to operate as a bank under, the laws of the United States or any state thereof having capital, surplus and undivided profits in excess of $500.0 million and a long-term debt rating of "A-1" or higher by Moody's or "A+" or higher by S&P;

(4)           repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)           commercial paper having one of the two highest ratings obtainable from Moody's or S&P and, in each case, maturing within six months of the original issue thereof; and

(6)           money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

"Certificated Note" means a definitive Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 ("Transfer and Exchange") hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the "Schedule of Exchanges of Interests in the Global Note" attached thereto.

"Change of Control" means the occurrence of any of the following:

(1)           the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of amalgamation, merger or consolidation and other than operating leases arising as a result of a drilling contract or vessel employment contract entered into in the ordinary course of business consistent with past practice and prevailing industry standards), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent and the Restricted Subsidiaries taken as a whole or of the Company and the Company Subsidiary Guarantors taken as a whole, in either case, to any "person" (as that term is used in Section 13(d) of the Exchange Act), other than, with respect to dispositions of assets of Parent and the Restricted Subsidiaries, the Permitted Holder;

(2)           Parent or the Company is liquidated or dissolved or adopts a plan relating to the liquidation or dissolution of Parent or the Company;

(3)           the consummation of any transaction or any series of transactions (including, without limitation, any merger, consolidation or other business combination), the result of which is that any "person" (as that term is used in Section 13(d) of the Exchange Act), other than the Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent, measured by voting power rather than number of shares;

(4)           Parent or the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Parent or the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Parent or the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Parent or the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(5)           the first day on which Parent ceases to own 100% of the outstanding Equity Interests of the Company; or

(6)           the first day on which Parent's common stock ceases to be listed on the New York Stock Exchange or one of the trading markets of the NASDAQ Stock Market LLC.

"Clearstream" means Clearstream Banking, S.A.

"Collateral" means all rights, assets and property, whether now owned or hereafter acquired, upon which a Lien or Mortgage securing the Obligations under this Indenture, the Notes or the Note Guarantees, is granted or purported to be granted under any Collateral Agreement.

"Collateral Agreements" means, collectively, the Security Agreement, each Mortgage, each Assignment and each other instrument, including any security document or pledge agreement, creating Liens in favor of the Trustee or the Noteholder Collateral Agent as required by this Indenture, in each case, as the same may be in force from time to time.

"Company" means Drill Rigs Holdings Inc., a Marshall Islands corporation, and its successors and assigns.

"Company Subsidiary Guarantor" means a Guarantor that is a Subsidiary of the Company.

"Completed Drilling Equipment Value" means, at any time, the Fair Market Value of all completed and delivered Drilling Equipment owned by Parent and its Restricted Subsidiaries at such time.

"Consolidated Cash Flow" means, with respect to any period, the Consolidated Net Income of Parent for such period plus, without duplication:

(1)           provision for taxes based on income or profits of Parent and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)           the Consolidated Interest Expense of Parent and its Restricted Subsidiaries to the extent that such Consolidated Interest Expenses were deducted in computing such Consolidated Net Income; plus

(3)           depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of Parent and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(4)           non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

"Consolidated Interest Coverage Ratio" means the ratio of the Consolidated Cash Flow of Parent for such period to the Consolidated Interest Expense of Parent for such period; provided, however, that:

(1)           if Parent or any of the Restricted Subsidiaries has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence of Indebtedness, or both, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2)           if Parent or any of the Restricted Subsidiaries has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such repayment, repurchase, defeasance or discharge had occurred on the first day of such period and as if Parent or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Cash Equivalents used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)           if since the beginning of such period Parent or any Restricted Subsidiary shall have made any Asset Sale, Consolidated Cash Flow for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) directly attributable to the assets which are the subject of such disposition for such period, or increased by an amount equal to the Consolidated Cash Flow (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Parent or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Parent and the continuing Restricted Subsidiaries in connection with such disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Parent and the continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4)           if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Parent or any Restricted Subsidiary since the beginning of such period shall have made any Asset Sale, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) above or (7) or (8) below if made by Parent or a Restricted Subsidiary during such period, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition had occurred on the first day of such period;

(5)           if since the beginning of such period any Person was designated as an Unrestricted Subsidiary or redesignated as or otherwise became a Restricted

Subsidiary, Consolidated Cash Flow and Consolidated Interest Expense shall be calculated as if such event had occurred on the first day of such period;

(6)           Consolidated Cash Flow and Consolidated Interest Expense of discontinued operations recorded on or after the date such operations are classified as discontinued in accordance with GAAP shall be excluded but, with respect to Consolidated Interest Expense, only to the extent that the obligations giving rise to such Consolidated Interest Expense shall not be obligations of Parent or any of the Restricted Subsidiaries following such classification;

(7)           if since the beginning of such period Parent or any Restricted Subsidiary shall have (i) by merger or otherwise, made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary), or (ii) acquired assets constituting all or substantially all of an operating unit of a business or an Additional Drilling Unit, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including, without limitation, the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

(8)           if since the beginning of such period Parent or any Restricted Subsidiary shall have entered into an agreement to build or acquire an Additional Drilling Unit that at the time of calculation is being constructed on behalf of Parent or such Restricted Subsidiary, is scheduled for delivery no later than one year from the time of calculation and either (x) is subject to a Qualified Services Contract or (y) is reasonably expected to realize revenues within 12 months from the beginning of such period as determined in good faith by a responsible financial or accounting officer of Parent as set forth in an Officers' Certificate, then Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if the Additional Drilling Unit subject to such committed construction contract had been acquired by Parent or such Restricted Subsidiary on the first day of such period.

Any pro forma calculations giving effect to the acquisition of an Additional Drilling Unit or to a committed construction contract with respect to an Additional Drilling Unit, in each case that is subject to a Qualified Services Contract or is reasonably expected to realize revenues within 12 months from the beginning of such period as determined in good faith by a responsible financial or accounting officer of Parent as set forth in an Officers' Certificate, shall be made as follows:

(a)           the amount of Consolidated Cash Flow attributable to such Additional Drilling Unit shall be calculated in good faith by a responsible financial or accounting officer of Parent as set forth in an Officers' Certificate;

(b)           in the case of earned revenues under a Qualified Services Contract, the Consolidated Cash Flow shall be based on revenues actually earned pursuant to the Qualified Services Contract relating to such Additional Drilling Unit or Additional Drilling Units, taking into account, where applicable, only actual expenses Incurred without duplication in any measurement period;

(c)           the amount of Consolidated Cash Flow shall be the lesser of the Consolidated Cash Flow derived on a pro forma basis from revenues for (i) the first full year of the Qualified Services Contract and (ii) the average of the Consolidated Cash Flow of each year of such Qualified Services Contract for the term of the Qualified Services Contract;

(d)           in the case of an Additional Drilling Unit not subject to a Qualified Services Contract, the Consolidated Cash Flow shall be based upon average of the historical earnings of comparable Vessels in Parent's fleet over the most recently completed four fiscal quarters, as determined in good faith by a responsible financial or accounting officer of Parent as set forth in an Officers' Certificate;

(e)           in determining the estimated expenses attributable to such Additional Drilling Unit, the calculation shall give effect to the interest expense attributable to the Incurrence, assumption or guarantee of any Indebtedness (including Indebtedness that is anticipated to be Incurred following the time of calculation in order to consummate the construction, acquisition and/or delivery of the Additional Drilling Unit) relating to the construction, delivery and/or acquisition of such Additional Drilling Unit;

(f)           with respect to any expenses attributable to an Additional Drilling Unit, if the actual expenses differ from the estimate, the actual amount shall be used in such calculation;

(g)           if a Qualified Services Contract is terminated, or is amended, supplemented or modified, following the date of calculation, and after giving effect to the termination or the terms of such Qualified Services Contract as so amended, supplemented or modified and revenues reasonably expected to be realized within 12 months of such termination, amendment, supplement or modification, Parent and its Restricted Subsidiaries would not have been able to but did Incur additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in Section 4.08(a) ("Incurrence of Indebtedness and Issuance of Preferred Stock"), Parent will, at the time of any such event, be required to either: (i) repay, or cause the repayment of, all or any part of any such Indebtedness that would not have been permitted to be Incurred had the termination of the Qualified Services Contract or such amendments, supplements or modifications thereto been in effect at the time such Indebtedness was originally Incurred, or (ii) enter into a replacement Qualified Services Contract, the terms of which would have permitted the Incurrence of such Indebtedness had such replacement contract been in effect at the time such Indebtedness was Incurred; and

(h)           notwithstanding the foregoing, the pro forma inclusion of Consolidated Cash Flow attributable to any such Additional Drilling Unit for the four-quarter reference period shall be reduced by the actual Consolidated Cash Flow from such new Additional Drilling Unit previously earned and accounted for in the actual results for the four-quarter reference period, which actual Consolidated Cash Flow may be included in the foregoing clause (7).

"Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

(1)           the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations but excluding:

(a)           amortization of debt issuance costs; and

(b)           any nonrecurring charges relating to any premium or penalty paid, write-off of deferred finance costs or original issue discount or other charges in connection with redeeming or otherwise retiring any Indebtedness prior to its Stated Maturity, to the extent that any of such nonrecurring charges constitute interest expense);

(2)           the consolidated interest expense of such Person and any Restricted Subsidiaries that was capitalized during such period; and

(3)           dividends paid in cash or Disqualified Stock in respect of all Preferred Stock of Restricted Subsidiaries and all Disqualified Stock of Parent or any Restricted Subsidiary in each case held by Persons other than Parent or any Restricted Subsidiary.

"Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that:

(1)           the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary during such period;

(2)           solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(3)(A) ("Restricted Payments") the Net Income (but not loss) of any Restricted Subsidiary of such Person (other than a Restricted Subsidiary that is a Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than as a result of restrictions contained herein or in the Notes); provided that Consolidated Net Income of the referenced Person shall be increased by the amount of dividends or other distributions or other payments paid in cash to the referenced Person or a Restricted Subsidiary thereof during such period, to the extent not already included therein;

(3)           the cumulative effect of a change in accounting principles will be excluded;

(4)           non-cash gains and losses due solely to fluctuations in currency values will be excluded;

(5)           in the case of a successor to the referenced Person by consolidation or merger or as a transferee of the referenced Person's assets, any earnings (or losses) of the successor corporation prior to such consolidation, merger or transfer of assets will be excluded;

(6)           the effects resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Issue Date will be excluded; and

(7)           any unrealized gain (or loss) in respect of Hedging Obligations will be excluded.

"Contracted Drilling Equipment Value" means the aggregate contract price for the acquisition of all uncompleted Drilling Equipment (with the contract price of each uncompleted Drilling Equipment as determined on the date on which the agreement for construction of such Drilling Equipment was entered into by Parent or the Restricted Subsidiary), plus any Ready for Sea Cost of such Drilling Equipment.

"Corporate Trust Office of the Trustee" will be at the address of the Trustee specified in Section 13.01 ("Notices") hereof or such other address as to which the Trustee may give notice to the Company.

"Credit Facilities" means one or more debt facilities or agreements or commercial paper facilities of Parent or any Restricted Subsidiary with banks, other institutional lenders, commercial finance companies or other lenders providing for revolving credit loans, Capital Lease Obligations, term loans, bonds, debentures or letters of credit, pursuant to agreements or indentures, in each case, as amended, restated, modified, renewed, refunded, replaced, increased or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and without limitation as to amount, terms, conditions, covenants and other provisions, including increasing the amount of available borrowings thereunder, changing or replacing agent banks and lenders thereunder or adding, removing or reclassifying Subsidiaries of Parent as borrowers or guarantors thereunder).

"Custodian" means the Registrar, as custodian with respect to the Notes in global form, or any successor entity thereto.

"Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

"Depositary" means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 ("Registrar, Transfer Agent and Paying Agent") hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

"Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.  Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Parent or the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Parent or the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 ("Restricted Payments") hereof.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that Parent and the Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock.

"Dollar Equivalent" means, with respect to any monetary amount in a currency other than U.S.  Dollar, at any time of determination thereof, the amount of U.S.  Dollars obtained by converting such other currency involved in such computation into U.S.  Dollars at the spot rate for the purchase of U.S.  Dollars with such other currency as published in the Financial Times in the "Currency Rates" section (or, if the Financial Times is no longer published, or if such information is no longer available in the Financial Times, such source as may be selected in good faith by the Company) on the date of such determination.  Except as expressly provided otherwise, whenever it is necessary to determine whether Parent or any of its Restricted Subsidiaries has complied with any covenant or other provision herein or if there has occurred an Event of Default and an amount is expressed in a currency other than U.S.  Dollars, such amount will be treated as the Dollar Equivalent determined as of the date such amount is initially determined in such non-dollar currency.

"Drilling Contract" means any charterparty, pool agreement or drilling contract in respect of any Drilling Units or other contract for use of any Drilling Units.

"Drilling Equipment" means one or more drilling rigs or drillships or other Vessels, together with all related spares, equipment and any additions or improvements.

"Drilling Units" means the two fifth generation Bingo-9000 design semi-submersible deep-water drilling rigs "Eirik Raude" and "Leiv Eiriksson".

"Earnings" means (i) all freight, hire and passage moneys payable to Parent or any of its Subsidiaries as a consequence of the operation of a Vessel owned by Parent or any of its Subsidiaries, including, without limitation, payments of any nature under any charterparty, pool agreement, drilling contract or other contract for use of such Vessel, (ii) any claim under any guarantee in respect of any charterparty, pool agreement, drilling contract or other contract for use of a Vessel owned by Parent or any of its Subsidiaries or otherwise related to freight, hire or passage moneys payable to Parent or any of its Subsidiaries as a consequence of the operation of any of the Vessels owned by Parent or any of its Subsidiaries; (iii) compensation payable to Parent or any of its Subsidiaries in the event of any requisition of any of the Vessels owned by Parent or any of its Subsidiaries; (iv) remuneration for salvage, towage and other services performed by any of the Vessels owned by Parent or any of its Subsidiaries and payable to Parent or any of its Subsidiaries; (v) demurrage and retention money receivable by Parent or any of its Subsidiaries in relation to any of the Vessels owned by Parent or any of its Subsidiaries; (vi) all moneys which are at any time payable under the insurances in respect of loss of Earnings; (vii) if and whenever any Vessel owned by Parent or any of its Subsidiaries is employed on terms whereby any moneys falling within (i) to (vi) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the relevant Vessel; and (viii) other money whatsoever due or to become due to any of Parent or any of its Subsidiaries in relation to any of the Vessels owned by Parent or any of its Subsidiaries.

"Earnings Account" means an interest-bearing account into which all Earnings derived from each Drilling Contract shall be deposited or forwarded that is subject to an account control agreement or other comparable arrangement under Norwegian law (or under applicable law in the jurisdiction where the account is held), except to the extent prohibited by applicable law.

"Earnings Assignment" means, collectively, the first priority assignments of Earnings in favor of the Noteholder Collateral Agent given by the Company and the applicable Guarantor respecting all Earnings derived from the Drilling Units and their respective operations, as the same may be amended, supplemented or modified from time to time.

"Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

"Equity Offering" means a public or private offering Capital Stock (other than Disqualified Stock) of Parent, other than (1) public offerings with respect to Parent's common stock registered on Form S-8 and (2) issuances to any Subsidiary of Parent.

"Euroclear" means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

"Event of Loss" means any of the following events:

(a)           the actual or constructive total loss of a Drilling Unit or the agreed or compromised total loss of a Drilling Unit;

(b)           the destruction of a Drilling Unit;

(c)           damage to a Drilling Unit to an extent, determined in good faith by Parent within 90 days after the occurrence of such damage, as shall make repair thereof uneconomical or shall render such Drilling Unit permanently unfit for normal use (other than obsolescence); or

(d)           the condemnation, confiscation, requisition for title, seizure, forfeiture or other taking of title to or use of a Drilling Unit that shall not be revoked within six months.

An Event of Loss shall be deemed to have occurred:

(i)           in the event of the destruction or other actual total loss of a Drilling Unit, on the date of such loss, or if such date is unknown, on the date such Drilling Unit was last reported;

(ii)           in the event of a constructive, agreed or compromised total loss of a Drilling Unit, on the date of determination of such total loss;

(iii)           in the case of any event referred to in clause (c) above, upon the such date of determination; or

(iv)           in the case of any event referred to in clause (d) above, on the date that is six months after the occurrence of such event.

"Event of Loss Proceeds" means all compensation, damages and other payments (including insurance proceeds) received by Parent, the Company, or a Subsidiary of either of them, or the Noteholder Collateral Agent or the Trustee, jointly or severally, from any Person, including any governmental authority, with respect to or in connection with an Event of Loss.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

"Excess Non-Collateral Vessel Proceeds" means the lesser of (A) (1) 25% multiplied by (2) the excess of the Net Proceeds from a Non-Collateral Vessel Sale over the amount, if any, of such Net Proceeds included in Parent's Consolidated Net Income and (B) (1) any Net Proceeds from a Non-Collateral Vessel Sale less (2) the amount of such Net Proceeds included in Parent's Consolidated Net Income less (3) Indebtedness required to be purchased, repaid or prepared as set forth in clauses (z)(i) and (z)(ii) of the proviso to Section 4.20(b) ("Asset Sales Other than a Drilling Unit") hereof.

"Existing Indebtedness" means Indebtedness of Parent and its Subsidiaries (other than Indebtedness under the Notes and Note Guarantees) in existence on the Issue Date, after giving effect to the use of proceeds of the offering of the Notes on the Issue Date.

"Fair Market Value" means the value that would be paid by an informed and willing buyer to an unaffiliated, informed and willing seller in a transaction not involving distress or necessity of either party, as determined in good faith by the Board of Directors of Parent (unless otherwise provided in this Indenture).

"Financial Officer" means the chief executive officer, chief financial officer, chief accounting officer or treasurer of Parent.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect on the date hereof in the United States.

"Global Note Legend" means the legend set forth in Section 2.06(f)(2) ("Transfer and Exchange") hereof, which is required to be placed on all Global Notes issued under this Indenture.

"Global Notes" means, individually and collectively, each of the Restricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the "Schedule of Exchanges of Interests in the Global Note" attached thereto, issued in accordance with Sections 2.01 ("Form and Dating") and Section 2.06(b)(3) ("Transfer and Exchange") hereof.

"Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

"guarantee" means a guarantee other than by endorsement of negotiable instrument for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement obligations in respect thereof, of all or any part of any Indebtedness.

"Guarantors" means Parent, each existing and future Subsidiary of the Company that holds or will hold any Drilling Unit, any Related Assets with respect to any Drilling Unit or that is or becomes party to a Drilling Contract and certain other Subsidiaries of Parent that execute a Note Guarantee in accordance with the provisions herein, in each case, together with their respective successors and assigns until the Note Guarantee of such Person has been released in accordance with the provisions herein.

"Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

(1)           interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)           other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)           other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices (including prices of bunkers or lubricants) or freight rates.

"Holder" means a Person in whose name a Note is registered.

"Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether recourse is to all or a portion of the assets of such Person and whether or not contingent,

(1)           in respect of borrowed money;

(2)           evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)           in respect of all reimbursement obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments, other than such reimbursement obligations that relate to trade payables or other obligations that are not themselves Indebtedness, in each case, that were entered into in the ordinary course of business of such Person to the extent such reimbursement obligations are satisfied within 10 Business Days following payment on the letter of credit, bankers' acceptance or similar instrument;

(4)           representing Capital Lease Obligations;

(5)           representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(6)           representing any Hedging Obligations; or

(7)           representing Attributable Indebtedness,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.  In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

"Indenture" means this indenture pursuant to which the Notes will be issued among the Company, the Guarantors, the Trustee and the Noteholder Collateral Agent, as amended, supplemented or modified.

"Indirect Participant" means a Person who holds a beneficial interest in a Global Note through a Participant.

"Initial Notes" means the first $800,000,000 aggregate principal amount of Notes issued under this Indenture on the date hereof.

"Insurance Assignment" means collectively the first priority assignments of insurance in favor of the Noteholder Collateral Agent given by the Company and the applicable Guarantor respecting all insurance covering the Drilling Units or their respective operations, as the same may be amended, supplemented or modified from time to time.

"Investment Grade Rating" means ratings equal or higher than both Baa3 (or equivalent) by Moody's Investor Services, Inc.  and BBB- (or equivalent) by Standard & Poor's Rating Group, Inc.

"Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  If Parent or any of Parent's Subsidiaries sells or otherwise disposes of any Equity Interests of any of Parent's direct or indirect Subsidiaries such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Parent, Parent will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Parent's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(c) ("Restricted Payments") hereof.  The acquisition by Parent or any of its Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by Parent or such Subsidiary in such third Person that is not a Subsidiary of such Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07(c) ("Restricted Payments") hereof.  Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

"Involuntary Transfer" means, with respect to any property or asset of Parent or any Restricted Subsidiary, (1) any damage to such asset that results in an insurance settlement with respect thereto on the basis of a total loss or a constructive or compromised total loss, (2) the confiscation, condemnation, requisition, appropriation or similar taking regarding such asset by any government or instrumentality or agency thereof, including by deed in lieu of condemnation, or (3) foreclosure or other enforcement of a Lien or the exercise by a holder of a Lien of any rights with respect to it.

"Issue Date" means the first date on which the Notes are issued under this Indenture.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

"Moody's" means Moody's Investors Service, Inc., or any successor to the rating agency business thereof.

"Mortgage" means each Ship Mortgage, each other mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on property owned or leased by the Company or any Guarantor is granted to secure Obligations under this Indenture or under which rights or remedies with respect to any such Liens are governed, as the same may be amended, supplemented or modified from time to time.

"Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)           any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any Asset Sale or other asset dispositions (other than in the ordinary course of business) or (b) the disposition of any securities by such Person, the Company or any of the Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person, the Company or any of the Restricted Subsidiaries; and

(2)           any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

"Net Proceeds" means the aggregate cash proceeds and Cash Equivalents received by Parent or any Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, relocation expenses Incurred as a result of the Asset Sale, and taxes paid or payable as a result of the Asset Sale after taking into account any available tax credits or deductions and any tax sharing arrangements; and (2) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

"Net Tangible Assets" means, as of any date, total assets, less goodwill and other intangible assets and liabilities, in each case as shown on the most recent consolidated balance sheet of Parent and its Subsidiaries prepared in accordance with GAAP for which internal financial statements are available immediately preceding the date on which any calculation of Net Tangible Assets is being made.

"Non-Recourse Debt" means Indebtedness:

(1)           as to which neither Parent nor any of the Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)           no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Parent or any of the Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)           as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Parent or any of the Restricted Subsidiaries.

"Non-U.S.  Person" means a Person who is not a U.S.  Person as defined under Regulation S of the Securities Act.

"Note Guarantee" means the guarantee by each Guarantor of the Company's obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

"Noteholder Collateral Agent" means the party named as such in this Indenture until a successor replaces it and, thereafter, means such successor.

"Obligations" means any principal, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

"Offering Memorandum" means the Offering Memorandum dated September 13, 2012 of the Company relating to the Notes.

"Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief

Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.

"Officers' Certificate" means a certificate signed on behalf of any Person by two Officers, one of whom must be the Chief Executive Officer, President or Chief Financial Officer of such Person, that meets the requirements of Section 13.03 ("Statements Required in Certificate or Opinion") hereof.

"Opinion of Counsel" means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.03 ("Statements Required in Certificate or Opinion") hereof.  The counsel may be an employee of or counsel to Parent, the Company or any Subsidiary of Parent.

"Parent" means Ocean Rig UDW Inc., a Marshall Islands corporation, and its successors and assigns.

"Participant" means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

"Permitted Business" means a business in which Parent and the Restricted Subsidiaries were engaged on the date hereof, as described in the Offering Memorandum, and any business reasonably related or complimentary thereto.

"Permitted Equipment Lien" means any Lien Incurred and permitted to exist pursuant to clause (18) of the definition of "Permitted Lien."

"Permitted Holder" means DryShips Inc., a Marshall Islands corporation, Mr.  George Economou, Mr.  Anthony Kandylidis, or any spouse, former spouse or member of their respective immediate families, any of his or their Affiliates, any Person that is controlled, directly or indirectly, by any such Permitted Holder.

"Permitted Investments" means:

(1)           any Investment in Parent or in any Restricted Subsidiary;

(2)           any Investment in Cash Equivalents;

(3)           any Investment by Parent or in any Restricted Subsidiary in a Person, if as a result of such Investment:

(a)           such Person becomes a Restricted Subsidiary; or

(b)           such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Parent or a Restricted Subsidiary;

(4)           any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.20 ("Asset Sales Other than a Drilling Unit") hereof;

(5)           any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Parent;

(6)           any Investments received in compromise or resolution of obligations of trade creditors or customers that were Incurred in the ordinary course of business of Parent or any of the Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer and any Investments obtained in exchange for any such Investments;

(7)           Investments represented by Hedging Obligations permitted by Section 4.08(b)(5) ("Incurrence of Indebtedness and Issuance of Preferred Stock") hereof;

(8)           other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (8) that are at the time outstanding, not to exceed the greater of (x) $125.0 million and (y) 4.0% of Parent's Net Tangible Assets.

"Permitted Jurisdiction" means any of the Republic of the Marshall Islands, the United States of America, any State of the United States or the District of Columbia, the Commonwealth of the Bahamas, the Republic of Liberia, the Republic of Panama, the Commonwealth of Bermuda, the British Virgin Islands, the Cayman Islands, the Isle of Man, Cyprus, Norway, Greece, Hong Kong, the United Kingdom, Malta, any Member State of the European Union and any other jurisdiction generally acceptable to institutional lenders in the shipping and offshore drilling industries, as determined in good faith by the Board of Directors of Parent.

"Permitted Liens" means:

(1)           Liens in favor of the Company or the Guarantors;

(2)           Liens on property of a Person existing at the time such Person is merged with or into or amalgamated or consolidated with Parent, the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation, were not Incurred in contemplation thereof and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(3)           Liens on property (including Capital Stock) existing at the time of acquisition of the property by Parent, the Company or any Subsidiary of either of them; provided that such Liens were in existence prior to, such acquisition, and not Incurred in contemplation of, such acquisition;

(4)           Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature Incurred in the ordinary course of business;

(5)           Liens existing on the Issue Date, after giving effect to the use of proceeds of the offering of the Notes on the Issue Date (and the related release of the Liens securing the Indebtedness so repaid);

(6)           Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(7)           Liens imposed by law, such as necessaries suppliers, carriers', warehousemen's, landlords' and mechanics' Liens, in each case, Incurred in the ordinary course of business not more than 30 days past due or which are being contested in good faith;

(8)           survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not Incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(9)           Liens on the Collateral created for the benefit of (or to secure) the Notes or the Note Guarantees;

(10)           Liens to secure any Permitted Refinancing Indebtedness permitted to be Incurred under this Indenture to refinance any Indebtedness secured by Liens permitted to exist pursuant to clauses (2), (3) and (5) of this definition; provided, however, that:

(a)           the new Lien is limited to all or part of the same property and assets that secured the original Indebtedness (plus improvements and accessions to such property, or proceeds or distributions thereof) or any related after-acquired property that, pursuant to any after-acquired property clauses in written agreements pursuant to which the original Lien arose, is required to be pledged to secure the original Indebtedness (plus improvements and accessions to such property, or proceeds or distributions thereof); and

(b)           the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount,

or, if greater, committed amount, of the original Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(11)           Liens arising by reason of any judgment, attachment, decree or order of any court or other governmental authority not giving rise to an Event of Default that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made thereof;

(12)           Liens securing cash management obligations and rights of setoff in favor of a bank imposed by law and incurred in the ordinary course of business on deposit accounts maintained with such bank and cash and Cash Equivalents in such accounts;

(13)           Liens Incurred in the ordinary course of business on the assets of Parent that do not constitute Collateral in respect of Indebtedness permitted to be Incurred pursuant to Section 4.08 ("Incurrence of Indebtedness and Issuance of Preferred Stock") not exceeding $50.0 million at any time outstanding;

(14)           Liens to secure Hedging Obligations permitted by Section 4.08 ("Incurrence of Indebtedness and Issuance of Preferred Stock");

(15)           Liens on Equity Interests held by Parent in any Restricted Subsidiary (other than the Company or any Company Subsidiary Guarantor) that secure guarantees by Parent of Indebtedness of its Subsidiaries;

(16)           Liens arising from precautionary Uniform Commercial Code financing statements filings or other applicable similar filings regarding operating leases and vessel charters entered into by Parent, the Company or a Company Subsidiary Guarantor in the ordinary course of business;

(17)           Liens Incurred in the ordinary course of business of Parent, the Company or a Company Subsidiary Guarantor arising from Vessel operating, chartering, drydocking, maintenance, repair, refurbishment or replacement, the furnishing of supplies and bunkers to Vessels and Related Assets, repairs and improvements to Vessels and Related Assets, masters', officers' or crews' wages and maritime Liens, in the case of each of the foregoing, which were not Incurred or created to secure the payment of Indebtedness and which in the aggregate do not materially adversely affect the value of the properties subject to such Lien or materially impair the use for the purposes of which such properties are held by Parent, the Company and the Company Subsidiary Guarantors;

(18)           Liens on Collateral constituting fixed or capital assets acquired or constructed by the Company or a Company Subsidiary Guarantor and securing Indebtedness Incurred in the ordinary course of business for the purpose of financing or refinancing such acquisition or construction; provided that (a) each such Lien does not extend to or cover any other asset of Parent, the Company or any Company Subsidiary Guarantor other than such acquired or constructed assets and additions, improvements or other assets affixed or appurtenant thereto, (b) the Incurrence of such Indebtedness is permitted by Section 4.08 ("Incurrence of Indebtedness and Issuance of Preferred Stock"), (c) the Indebtedness secured by each such Lien does not exceed the cost of acquiring or constructing the applicable fixed or capital asset and (d) the aggregate Indebtedness at any time outstanding secured by all Liens Incurred pursuant to this clause (18) shall not exceed $25.0 million;

(19)         Liens arising under a contract over goods, documents of title to goods and related documents and insurances and their proceeds, in each case in respect of documentary credit transactions entered into with customers of Parent and its Subsidiaries in the ordinary course of business; provided that no such Liens shall extend to any assets or property constituting Collateral; and

(20)         Liens arising under any retention of title, hire, purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied in the ordinary course of business.

"Permitted Refinancing Indebtedness" means any Indebtedness of Parent or any of the Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Parent or any of the Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)           the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, Incurred in connection therewith);

(2)           such Permitted Refinancing Indebtedness has a final maturity date later than 90 days after the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)           if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is (a) subordinated in right of payment to the Notes or a Note Guarantee, then such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or such Note Guarantee, as the case may be, or (b) pari passu in right of payment to the Notes or a Note Guarantee, then such Permitted Refinancing Indebtedness is subordinated or pari passu in right of payment to the Notes or such Note Guarantee, as the case may be, in the case of each of (a) and (b), on terms at least as favorable to Holders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(4)           in the case of Indebtedness of the Company or any Company Subsidiary Guarantor, such Indebtedness is Incurred either by the Company or by the Company Subsidiary Guarantor or both the Company and the Company Subsidiary Guarantor who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(5)           in the case of Indebtedness of Parent, such Indebtedness is Incurred only by Parent.

"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

"Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

"Private Placement Legend" means the legend set forth in Section 2.06(f)(1) ("Transfer and Exchange") hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

"QIB" means a "qualified institutional buyer" as defined in Rule 144A.

"Qualified Services Contract" means, with respect to any Additional Drilling Unit acquired by, or committed to be delivered to, Parent or any of its Restricted Subsidiaries, a bona fide contract or series of contracts, together with any amendments, supplements or modifications thereto, that the Board of Directors of Parent, acting in good faith, designates as a "Qualified Services Contract" pursuant to a resolution of the Board of Directors of Parent, which contract or contracts:

(1)           are between Parent or one of its Restricted Subsidiaries, on the one hand, and a Person that is not an Affiliate of Parent and (a) such Person has a rating (or a Person whose parent has such a rating) of either BBB- or higher from S&P or Baa3 or higher from Moody's, or if such ratings are not available, then a similar investment grade rating from another nationally recognized statistical rating agency, (b) such contract is supported by letters of credit, performance bonds or guarantees from a Person or its parent that has an investment grade rating as described in the preceding subclause (a) of this clause (1), or (c) such contract provides for a lockbox or similar arrangements or direct payment to Parent or its Restricted Subsidiary, as the case may be, by a Person with (or a Person whose parent has) such an investment grade rating, for the full amount of the contracted payments due over the four-quarter reference period considered in calculating Consolidated Cash Flow;

(2)           provide for services to be performed by Parent or one or more of its Restricted Subsidiaries involving the use of such Additional Drilling Unit by Parent or one or more of its Restricted Subsidiaries, in either case for a minimum aggregate period of at least one year;

(3)           provide for a fixed or minimum dayrate or fixed rate for such Additional Drilling Unit covering all the period in (2) above; and

(4)           for purposes of Section 4.08 ("Incurrence of Indebtedness and Issuance of Preferred Stock"), provide that revenues from such Qualified Services Contract are to be received by Parent or its Restricted Subsidiary within one year of (a) delivery of the related Additional Drilling Unit and (b) the Incurrence of any Indebtedness pursuant to Section 4.08 ("Incurrence of Indebtedness and Issuance of Preferred Stock").

"Qualified Vessels" means, at any time, the completed and delivered Vessels owned by Parent and its Restricted Subsidiaries at such time that are of substantially comparable (or better) quality and value as (or than) the quality and value at such time of the Vessels owned on the Issue Date by Parent and its Restricted Subsidiaries, as determined in good faith by Parent.

"Ready for Sea Cost" means with respect to a Vessel to be acquired or leased by Parent or any Restricted Subsidiary, the aggregate amount of all expenditures Incurred to acquire or construct and bring such Vessel to the condition and location necessary for its intended use, including any and all inspections, appraisals, repairs, modifications, additions, permits and licenses in connection with such acquisition or lease.

"Redemption Date" means the date of redemption established by the Company or this Indenture as set forth under Article III.

"Regulation S" means Regulation S promulgated under the Securities Act.

"Regulation S Global Note" means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.

"Related Assets" means (i) any insurance policies and contracts from time to time in force with respect to a Vessel, (ii) the Capital Stock of any Restricted Subsidiary owning a Vessel and related assets, (iii) any requisition compensation payable in respect of any compulsory acquisition of a Vessel, (iv) any Earnings derived from the use or operation of a Vessel and/or any account to which such Earnings are deposited, (v) any charters, operating leases, Vessel purchase options and related agreements entered and any security or guarantee in respect of the charterer's or lessee's obligations under such charter, lease, Vessel purchase option or agreement, (vi) any cash collateral account established with respect to a Vessel pursuant to the financing arrangement with respect thereto, (vii) any building, conversion or repair contracts relating to a Vessel and any security or guarantee in respect of the builder's obligations under such contract and (viii) any security interest in, or agreement or assignment relating to, any of the foregoing or any mortgage in respect of a Vessel and any asset reasonably related, ancillary or complementary thereto.

"Responsible Officer" when used with respect to the Trustee, means any officer within the Corporate Trust Office of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

"Restricted Certificated Note" means a Certificated Note bearing the Private Placement Legend.

"Restricted Global Note" means a Global Note bearing the Private Placement Legend.

"Restricted Investment" means an Investment other than a Permitted Investment.

"Restricted Period" means the 40-day distribution compliance period as defined in Regulation S.

"Restricted Subsidiary" means any Subsidiary of Parent that is not then an Unrestricted Subsidiary; provided, however, that (i) upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary" and (ii) notwithstanding anything to the contrary, the Company shall at no time be an Unrestricted Subsidiary.

"Rule 144A Global Note" means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to QIBs.

"Rule 903" means Rule 903 promulgated under the Securities Act.

"Rule 904" means Rule 904 promulgated under the Securities Act.

"S&P" means Standard & Poor's Rating Services or any successor to the rating agency business thereof.

"Sale and Lease-Back Transaction" means any arrangement with any Person providing for the leasing by Parent or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by Parent or such Restricted Subsidiary to such Person in contemplation of such leasing.

"SEC" means the U.S.  Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

"Security Agreement" means the Pledge and Security Agreement, dated as of the date hereof, among Parent, the Company, the other Grantors (as defined therein) from time to time party thereto and the Noteholder Collateral Agent in favor of the Noteholder Collateral Agent, as amended or supplemented from time to time in accordance with its terms

"Ship Mortgage" means, collectively, the first naval mortgages and other instruments, such as deeds over the Drilling Units, each duly registered in the Bahamian ship registry in favor of the Noteholder Collateral Agent, as the same may be amended, supplemented or modified from time to time.

"Significant Subsidiary" means, at the date of determination, any Restricted Subsidiary that together with its Subsidiaries that are Restricted Subsidiaries (i) for the most recent fiscal year, accounted for more than 10% of Parent's consolidated revenues or (ii) as of the end of the most recent fiscal quarter, was the owner of more than 10% of Parent's consolidated assets.

"Stated Maturity" means, with respect to any installment of interest or principal on any item or series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date hereof or, if such item or series is Incurred after the date hereof, the date such item or series is Incurred.

"Subsidiary" means, with respect to any specified Person:

(1)           any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)           any partnership of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), whether in the form of general, special or limited partnership interests or otherwise, or (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

"Transactions" means, (i) the offering of the Initial Notes, (ii) the repayment of that certain Guarantee, Revolving Credit and Term Loan Facility Agreement dated as of September 17, 2008 among, inter alia, Ocean Rig ASA, Ocean Rig Norway AS, the guarantors party thereto, DNB Bank ASA (formerly known as DnB NOR Bank ASA), as guarantee bank, and the other financial institutions and arrangers party thereto, as amended and (iii) the payment of fees and expenses related to the foregoing.

"Trustee" means the party named as such in this Indenture until a successor replaces it and, thereafter, means such successor.

"Uniform Commercial Code" means the Uniform Commercial Code as in effect in any applicable jurisdiction from time to time.

"Unrestricted Subsidiary" means:

(1)           any Subsidiary of Parent (other than the Company) which at the time of determination is an Unrestricted Subsidiary (as designated by Parent, as provided below); and

(2)           any Subsidiary of an Unrestricted Subsidiary.

Parent may designate any Subsidiary of Parent (other than the Company) as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Parent or any Restricted Subsidiary (other than solely any Subsidiary of the Subsidiary to be so designated); provided that the Subsidiary to be so designated and each Subsidiary of such Subsidiary:

(A)          has no Indebtedness other than Non-Recourse Debt;

(B)           except as permitted by Section 4.11 ("Transactions with Affiliates"), is not party to any agreement, contract, arrangement or understanding with Parent or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)           is a Person with respect to which neither Parent nor any of the Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

(4)           has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Parent or any of the Restricted Subsidiaries; and

(5)           is not the owner of any interests in a Drilling Unit.

"U.S.  Person" means a U.S.  Person as defined in Rule 902(k) promulgated under the Securities Act.

"Vessel" means one or more shipping or drilling vessels or drilling rigs, whose primary purpose is the maritime transportation of cargo or the exploration and production drilling for crude oil or hydrocarbons, or which are otherwise engaged, used or useful in a Permitted Business, in each case together with all related spares, equipment and any additions or improvements; provided that for the purposes of any provision related to the acquisition or disposition of a Vessel, such acquisition or disposition may be conducted through the transfer of all of the Capital Stock of any special purpose entity that owns a Vessel as described above.

"Voting Stock" of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors (or persons performing similar functions) of such Person.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)           the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)           the then outstanding principal amount of such Indebtedness.

SECTION 1.02           Other Definitions.

Term	Defined in Section

"Additional Amounts"	4.23(a)
"Affiliate Transaction"	4.11(a)
"Asset Sale Offer"	4.20(c)
"Authentication Order"	2.02
"Authentication Agent"	2.02
"Change of Control Offer"	4.19(a)
"Change of Control Payment"	4.19(a)
"Change of Control Payment Date"	4.19(a)
"Company"	Preamble
"Covenant Defeasance"	8.03
"DBTCA"	2.03

Term	Defined in Section

"Default Interest"	2.12
"DTC"	2.03
"Drilling Unit Sale"	4.21(a)
"Drilling Unit Sale Offer"	4.21(b)
"Event of Default"	6.01
"Excess Proceeds"	4.20(c)
"Global Exchange Market"	2.03
"Incur"	4.08(a)
"Indemnified Party"	7.07(a)
"interest"	1.03
"Interest Payment Date"	2.14
"Legal Defeasance"	8.02
"MD&A"	4.17(a)(1)
"Non-Collateral Vessel Sale"	4.20(b)(5)
"Noteholder Collateral Agent"	Preamble
"Notes"	Preamble
"Parent"	Preamble
"Paying Agent"	2.03
"Payment Default"	6.01(5)(A)
"Permitted Debt"	4.08(b)
"Record Date"	2.14
"Registrar"	2.03
"Relevant Date"	13.12
"Restricted Payments"	4.07(a)
"Resale Restriction Termination Date"	2.06
"Reversion Date"	4.18(b)
"Special Interest Payment Date"	2.12
"Special Record Date"	2.12
"Specified Tax Jurisdiction"	4.23(a)
"Successor Company"	5.01(b)(1)
"Successor Parent"	5.01(a)(1)
"Suspended Covenant"	4.18(a)
"Suspension Event"	4.18(a)
"Taxes"	4.23(a)
"Transfer Agent"	2.03
"Trustee"	Preamble

SECTION 1.03           Rules of Construction.  Unless the context otherwise requires:

(1)           a term has the meaning assigned to it;

(2)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)           "or" is not exclusive;

(4)           words in the singular include the plural, and in the plural include the singular;

(5)           "will" shall be interpreted to express a command;

(6)           provisions apply to successive events and transactions;

(7)           references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time;

(8)           "including" means including without limitation; and

(9)           (references to any person "acting reasonably" and correlative expressions shall be construed to mean "acting reasonably in the interests of the Holders and having due regard to the duties of the Trustee to the Holders".

All references to "Notes" or "principal amount of Notes" shall mean the outstanding principal amount of Notes after giving effect to any redemptions and any other purchases, whether pursuant to this Indenture or otherwise, and after giving effect to any accretion of the principal amount due to the Notes having been issued at a discount to their face amount.

All references to "interest" shall mean the initial interest rate borne by the Notes plus (if applicable) any Default Interest.  If there has been no demand that the Company pay Default Interest, the Company shall pay Default Interest in the same manner as other interest, and on the same dates as set forth in the Notes and in this Indenture.

ARTICLE II

The Notes

SECTION 2.01           Form and Dating.  (a) General.  The Notes and the Trustee's certificate of authentication will be substantially in the form of Exhibit A hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  The Initial Notes will initially be represented by the Global Notes (as defined below).  Each Note will be dated the date of its authentication.  The Notes shall be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors, the Trustee and the Noteholder Collateral Agent, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)           Global Notes.  Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the "Schedule of Exchanges of Interests in the Global Note" attached thereto).  Notes issued in certificated form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the "Schedule of Exchanges of Interests in the Global Note" attached thereto).  Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian therefor, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 ("Transfer and Exchange") hereof.

(c)           Euroclear and Clearstream Procedures Applicable.  The provisions of the "Operating Procedures of the Euroclear System" and "Terms and Conditions Governing Use of Euroclear" and the "General Terms and Conditions of Clearstream Banking" and "Customer Handbook" of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by Participants through Euroclear or Clearstream.

SECTION 2.02           Execution and Authentication.  At least one Officer shall sign the Notes for the Company by manual or facsimile signature.

If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.  A Note will not be valid until an authorized signatory of the Trustee manually authenticates the Note.  The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by one Officer (an "Authentication Order"), authenticate Notes for original issue that may be validly issued under this Indenture.  The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 ("Replacement Notes") hereof.

The Trustee may appoint an agent (the "Authentication Agent") reasonably acceptable to the Company to authenticate the Notes.  Unless limited by the terms of such appointment, any such Authentication Agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by any such agent.  An Authentication Agent has the same rights as the Noteholder Collateral Agent to deal with Holders or an Affiliate of the Company.  The Trustee initially appoints Deutsche Bank Trust Company Americas to act as Authentication Agent.

SECTION 2.03           Registrar, Transfer Agent and Paying Agent.  The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the "Registrar") and an office or agency where Notes may be presented for payment (the "Paying Agent").  The Company will also maintain a transfer agent (the "Transfer Agent") in connection with the Notes.  The Company shall cause each of the Registrar and the Paying Agent to maintain an office or agency in the Borough of Manhattan, the City of New York.  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The Company may appoint one or more co-Registrars and one or more additional Paying Agents.  The term "Registrar" includes any co-Registrar and the term "Paying Agent" includes any additional Paying Agent.  The Company may change any Paying Agent or Registrar without notice to any Holder; provided that, for so long as the Notes are listed on the Official List of the Irish Stock Exchange and are admitted to trading on the Global Exchange Market (the "Global Exchange Market") and the rules of the Irish Stock Exchange so require, the Company shall publish notice of any change of Paying Agent or Registrar in a newspaper having a general circulation in Ireland (which is expected to be The Irish Times) or, to the extent and in the manner permitted by such rules, posted on the official website of the Irish Stock Exchange in accordance with Section 13.01 ("Notices").  Other than for the purposes of effecting a redemption or an offer to purchase in accordance with Article III or in connection with a Legal Defeasance, Covenant Defeasance or the satisfaction and discharge of this Indenture pursuant to Section 10.01 ("Satisfaction and Discharge"), Parent or any of its Subsidiaries may act as Paying Agent or Registrar.  The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture.  The agreement shall implement the provisions of this Indenture that relate to such agent.  The Company shall notify the Trustee in writing of the name and address of any Registrar and Paying Agent not a party to this Indenture.  If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.

The Company initially appoints The Depository Trust Company ("DTC") to act as Depositary with respect to the Global Notes.

The Company initially appoints Deutsche Bank Trust Company Americas ("DBTCA") to act as the Registrar, Transfer Agent and Paying Agent and to act as Custodian with respect to the Global Notes.

SECTION 2.04           Paying Agent to Hold Money in Trust.  The Company shall require each Paying Agent other than DBTCA to agree in writing that such Paying Agent shall hold, in trust for the benefit of Holders or the Trustee, all money held by such Paying Agent for the payment of principal of, premium and Additional Amounts, if any, or interest on, the Notes and shall notify the Trustee in writing of any default by the Company in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by the Paying Agent to the

Trustee.  The Company at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than Parent or any of its Subsidiaries) shall have no further liability for the money.  If Parent or any of its Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any bankruptcy, reorganization or similar proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05           Holder Lists.  The Trustee shall preserve in as current a form as is reasonably practicable, the most recent list available to it of the names and addresses of Holders.  If the Trustee is not the Registrar, the Company, on its own behalf and on behalf of each of the Guarantors, shall furnish to the Trustee, in writing, at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.06           Transfer and Exchange.  (a) Transfer and Exchange of Global Notes.  A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  All Global Notes shall be exchangeable by the Company for Certificated Notes if:

(1)           the Depositary notifies the Company that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor Depositary;

(2)           the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes; or

(3)           there has occurred and is continuing a Default or Event of Default with respect to the Notes and the Depositary requests such an exchange.

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Certificated Notes shall be issued in such names as the Depositary shall instruct the Trustee.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 ("Replacement Notes") and 2.10 ("Temporary Notes") hereof.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06(a) or Section 2.07 ("Replacement Notes") or 2.10 ("Temporary Notes") hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) ("Transfer and Exchange") hereof.

(b)           Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.  Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act or applicable law.  Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)           Transfer of Beneficial Interests in the Same Global Note.   Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in clause (1).

(2)           All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) ("Transfer and Exchange") above, the transferor of such beneficial interest must deliver to the Registrar either:

(A)           both:

(1)           a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2)           instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)           both:

(1)           a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Certificated Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2)           instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Certificated Note shall be registered to effect the transfer or exchange referred to in (1) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) ("Transfer and Exchange") hereof.

(3)           Transfer of Beneficial Interests to Another Restricted Global Note.  A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) ("Transfer and Exchange") above and the Registrar receives the following:

(A)           If the transferee will take delivery in the form of a beneficial interest in the Rule 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B)           if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(c)           Transfer or Exchange of Beneficial Interests for Certificated Notes; Beneficial Interests in Restricted Global Notes to Restricted Certificated Notes.  If in accordance with Section 2.06(a) ("Transfer and Exchange") a beneficial interest in a Restricted Global Note is to be exchanged for a Restricted Certificated Note or transferred to a Person who takes delivery thereof in the form of a Restricted Certificated Note, then, upon receipt by the Registrar of the following documentation:

(A)           if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Certificated Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof;

(B)           if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)           if such beneficial interest is being transferred to a Non-U.S.  Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)           if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)           if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)           if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) ("Transfer and Exchange") hereof, and the Company shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver to the Person designated in the instructions a Certificated Note in the appropriate principal amount.  Any Certificated Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Certificated Notes to the Persons in whose names such Notes are so registered.  Any Certificated Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(d)           Transfer and Exchange of Certificated Notes for Beneficial Interests.

(1)           Restricted Certificated Notes to Beneficial Interests in Restricted Global Notes.  If any Holder of a Restricted Certificated Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Certificated Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)           if the Holder of such Restricted Certificated Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof;

(B)           if such Restricted Certificated Note is being transferred to a QIB in accordance with Rule 144A a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)           if such Restricted Certificated Note is being transferred to a Non-U.S.  Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)          if such Restricted Certificated Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)           if such Restricted Certificated Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)           if such Restricted Certificated Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Certificated Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the Rule 144A Global Note and, in the case of clause (C) above, the Regulation S Global Note.

(e)           Transfer and Exchange of Certificated Notes for Certificated Notes.  Upon request by a Holder of Certificated Notes and such Holder's compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Certificated Notes.  Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Certificated Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar and duly executed by such Holder or by its attorney, duly authorized in writing.  In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1)           Restricted Certificated Notes to Restricted Certificated Notes.  Any Restricted Certificated Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Certificated Note if the Registrar receives the following:

(A)           If the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)           if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)           if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act (other than those listed in subparagraphs (A) and (B) of this clause (1)), then the transferor must deliver a certificate in the form of Exhibit hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(f)           Legends.  The following legends will appear on the face of all Global Notes and Certificated Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)           Private Placement Legend.  Each Global Note and each Certificated Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.  THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE "RESALE RESTRICTION TERMINATION DATE") THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY'S AND THE TRUSTEE'S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO

REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.  THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.  [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S.  PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S.  PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

(2)           Global Note Legend.  Each Global Note will bear a legend in substantially the following form:

"THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) ("DTC"), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO.  OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO.  OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST

HEREIN.  THE HOLDER OF THIS SECURITY IS ENTITLED TO THE BENEFITS OF THE COLLATERAL AGREEMENTS (AS DEFINED IN THIS INDENTURE)."

(g)           Cancelation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Certificated Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 ("Cancelation") hereof.  At any time prior to such cancelation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Certificated Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Custodian at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Custodian at the direction of the Trustee to reflect such increase.

(h)           General Provisions Relating to Transfers and Exchanges of Notes.

(1)           To permit registrations of transfers and exchanges, the Company shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Global Notes and Certificated Notes upon receipt of an Authentication Order in accordance with Section 2.02 ("Execution and Authentication") hereof or at the Registrar's request.

(2)           No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Certificated Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.10 ("Temporary Notes"), 3.06 ("Notes Redeemed or Purchased in Part"), 3.09 ("Mandatory Redemption Upon Total Loss of a Drilling Unit"), 4.19 ("Offer to Repurchase Upon Change of Control"), 4.20 ("Asset Sales Other than a Drilling Unit"), 4.21 ("Drilling Unit Sales") and 9.05 ("Notation on or Exchange of Notes") hereof).

(3)           The Registrar will not be required to register the transfer or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)           All Global Notes and Certificated Notes issued upon any registration of transfer or exchange of Global Notes or Certificated Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Certificated Notes surrendered upon such registration of transfer or exchange.

(5)           Neither the Registrar, the Trustee nor the Company will be required:

(A)           to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 ("Selection of Notes to be Redeemed or Purchased") hereof and ending at the close of business on the day of selection;

(B)           to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)           to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(6)           Prior to due presentment for the registration of a transfer of any Note, the Trustee, the Paying Agent, the Registrar or the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, and interest on such Notes and for all other purposes whatsoever, whether or not such Notes are overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(7)           The Trustee shall authenticate Global Notes and Certificated Notes in accordance with the provisions of Section 2.02 ("Execution and Authentication") hereof.

(8)           All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06(h)(8) to effect a registration of transfer or exchange may be submitted by facsimile.

(9)           Neither the Trustee nor any agent of the Trustee shall have any responsibility for any actions taken or not taken by the Depositary.

(10)           Neither the Trustee nor the Registrar shall have any responsibility or obligation to any Participant or Indirect Participant or any other Person with respect to the accuracy of the books or records, or the acts or omissions, of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any Participant or Indirect Participant or other Person (other than the Depositary or any registered Holder) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes, by or through the Depositary.  All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note).  The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the customary procedures of the Depositary.  The Trustee and the Registrar may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its Participants or Indirect Participants.

(11)           Neither the Trustee nor the Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or Indirect Participants in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 2.07           Replacement Notes.  If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee's requirements are met.  If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of (i) the Trustee to protect the Trustee and (ii) the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Company may charge for its expenses in replacing a Note, including reasonable fees and expenses of counsel.  In the event of any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

Every replacement Note is an obligation of the Company and shall be entitled to all the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.08           Outstanding Notes.  The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancelation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions of this Indenture, and those described in this Section 2.08 as not outstanding.  Except as set forth in Section 2.09 ("Treasury Notes") hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; provided, however, that Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07(c) ("Optional Redemption") hereof.

If a Note is replaced pursuant to Section 2.07 ("Replacement Notes") hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser in whose hands such Note is a legal, valid and binding obligation of the Company.

If the entire principal amount and premium, if any, of any Note is considered paid under Section 4.01 ("Payment of Notes") hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

SECTION 2.09           Treasury Notes.  In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned will be so disregarded.  Upon request of the Trustee, the Company shall furnish to the Trustee promptly an Officers' Certificate listing and identifying all Notes, if any, known by the Company to be owned or held by or for the account of any of the above described Persons, and the Trustee shall be entitled to accept and rely upon such Officers' Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any determination.

SECTION 2.10           Temporary Notes.  Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes.  Temporary Notes will be substantially in the form of certificated Notes, but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee.  Without unreasonable delay, the Company shall prepare and the Trustee shall, upon receipt of an Authentication Order, authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

SECTION 2.11           Cancelation.  The Company at any time may deliver Notes to the Registrar for cancelation.  The Trustee and Paying Agent shall forward to the Registrar any Notes surrendered to them for registration of transfer, exchange or payment.  The Registrar and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancelation and will destroy canceled Notes (subject to the record retention requirement of the Exchange Act and the Trustee).  Certification of the destruction or cancelation of all canceled Notes shall be delivered to the Company upon written request.  The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Registrar for cancelation.  As long as any Notes are admitted to trading on the Global Exchange Market and listed on the Official List of the Irish Stock Exchange and the rules and regulations of the Irish Stock Exchange so require, the Company undertakes to promptly inform the Irish Stock Exchange of any such cancelation.

SECTION 2.12           Default Interest.  The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal, premium, if any, and interest (without regard to any applicable grace period) from time to time on demand at the rate equal to 2% per annum in excess of the then applicable interest rate on the Notes to the extent lawful to the Persons who are Holders on a subsequent Special Record Date (as defined below), in each case at the rate provided in the Notes and consistent with Section 4.01 ("Payment of Notes") hereof ("Default Interest").  The Company shall notify the Trustee in writing of the amount of Default Interest proposed to be paid on each Note and the date of the proposed payment (the "Special Interest Payment Date").  The Company shall fix or cause to be fixed a record date (the "Special Record Date") for the payment of such Default Interest; provided that no such Special Record Date may be less than 10 days prior to the related Special Interest Payment Date.  At least 15 days before the Special Record Date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be sent to Holders a notice that states the Special Record Date, the related Special Interest Payment Date and the amount of such interest to be paid.  As long as any Notes are admitted to trading on the Global Exchange Market and listed on the Official List of the Irish Stock Exchange and the rules and regulations of the Irish Stock Exchange so require, the Company undertakes to promptly inform the Irish Stock Exchange of any Special Record Date.

SECTION 2.13           Persons Deemed Owners.  The Holder of a Note may be treated as its owner for all purposes.  Only Holders have rights under this Indenture and the Notes.

SECTION 2.14           Interest Payment Date; Record Date.  Interest on outstanding Notes will accrue at the rate of 6.50% per year and will be payable semiannually in arrears on April 1 and October 1 of each year, commencing on April 1, 2013 (each, an "Interest Payment Date").  The Company shall make each interest payment to the Holders of record on the immediately preceding March 15 and September 15 (each, a "Record Date").  Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid.  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.  If a payment date is not a Business Day at a place of payment, payment may be made at that place on the next succeeding Business Day, and no interest shall accrue on such payment for the intervening period.

ARTICLE III

Redemption and Purchase

SECTION 3.01           Notices to Trustee.  If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 ("Optional Redemption") through and including Section 3.09 ("Mandatory Redemption Upon Total Loss of a Drilling Unit") hereof, it must furnish to the Trustee, at least 35 days (unless the Trustee permits a shorter period) but not more than 60 days before a Redemption Date, an Officers' Certificate setting forth:

(1)           the clause of this Indenture pursuant to which the redemption shall occur;

(2)           the Record Date for the redemption and the applicable Redemption Date;

(3)           the principal amount of Notes to be redeemed; and

(4)           the redemption price.

SECTION 3.02           Selection of Notes to Be Redeemed or Purchased.  If less than all the Notes are to be redeemed or purchased in an offer to purchase at any time, the Registrar will select Notes for redemption or purchase on a pro rata basis, by lot to the extent practicable or by such other method in accordance with the applicable procedures of the Depositary, unless otherwise required by law or applicable stock exchange or Depositary requirements.

In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 35 (unless the Registrar permits a shorter period) nor more than 60 days prior to the Redemption Date or purchase date by the Registrar from the outstanding Notes not previously called for redemption or purchase.

The Registrar shall promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased.  Notes and portions of Notes selected will be in minimum amounts of $2,000 and integral multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

SECTION 3.03           Notice of Redemption.  At least 30 days but not more than 60 days before a Redemption Date, the Company shall mail, or cause to be mailed by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles VIII or X hereof.  For Notes which are represented by global certificates held on behalf of Euroclear or Clearstream, notices may be given by delivery of the relevant notices to Euroclear or Clearstream for communication to entitled account holders in substitution for the aforesaid mailing.  So long as any Notes are admitted to trading on the Global Exchange Market and listed on the Official List of the Irish Stock Exchange and the rules and regulations of the Irish Stock Exchange so require, any such notice to the Holders shall also be published in a newspaper having a general circulation in Ireland (which is expected to be The Irish Times) and, in connection with any redemption, the Company will forthwith notify the Irish Stock Exchange of any change in the principal amount of Notes outstanding.  Notices may also be published on the website of the Irish Stock Exchange.

The notice shall identify the Notes to be redeemed and shall state:

(1)           the Record Date and the Redemption Date for such redemption;

(2)           the redemption price;

(3)           if the Notes are being redeemed in part:

(A)           If less than all the Notes are to be redeemed at any time, the Registrar shall select Notes for redemption on a pro rata basis, by lot to the extent practicable or by such other method in accordance with the applicable procedures of the Depositary, unless otherwise required by law or applicable stock exchange or Depositary requirements, and in any case, not in parts of $2,000 or less; and

(B)           the portion of the principal amount of such Notes to be redeemed and that, after the Redemption Date upon surrender of such Notes, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancelation of the original Note;

(4)           the name and address of the Paying Agent;

(5)           that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)           that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(7)           the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8)           that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company's request, the Registrar shall give the notice of redemption in the Company's name and at its expense; provided, however, that the Company has delivered to the Registrar, at least 2 Business Days prior to the date such notice is to be delivered to the Holders, an Officers' Certificate requesting that the Registrar give such notice and setting forth the information to be stated in such notice as provided in this Section 3.03 above and attaching a final form of such notice to be delivered to the Holders.

SECTION 3.04           Effect of Notice of Redemption.  Once notice of redemption is sent in accordance with Section 3.03 ("Notice of Redemption") hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price.  On and after a redemption date, interest shall cease to accrue on such Notes or portion of them called for redemption, subject to any conditions set out in the notice of redemption.  Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.  A notice of redemption may not be conditional.

SECTION 3.05           Deposit of Redemption or Purchase Price.  No later than 10:00 a.m.  New York City time on the Redemption Date or Purchase Date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest and Additional Amounts, if any, on all Notes to be redeemed or purchased on that date other than Notes or portions of Notes called for redemption that have been delivered by the Company to the Registrar for cancelation.  The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest, if any, and Additional Amounts, if any, on all Notes to be redeemed or purchased.  The Trustee or Paying Agent shall inform the Company of the existence of such amounts as reasonably practicable after such excess amounts are deposited with the Trustee or Paying Agent.

If the Company complies with the provisions of the preceding paragraph, on and after the Redemption Date or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase.  If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date.  If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date or purchase date until such principal is paid, and to the extent lawful, on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 ("Payment of Notes") hereof.

SECTION 3.06           Notes Redeemed or Purchased in Part.  Upon surrender of a Note that is redeemed or purchased in part, the Company shall issue and, upon receipt of an Authentication Order, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.  In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof.

SECTION 3.07           Optional Redemption.  (a) Except as set forth in clauses (b), (c) and (d) of this Section 3.07, the Notes shall not be redeemable at the option of the Company prior to October 1, 2015.

(b)           (i) At any time prior to October 1, 2015, the Company may, at its option, redeem the Notes, in whole or in part, at one time or from time to time, upon not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of the outstanding principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Amounts, if any, to the applicable Redemption Date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date and (ii) not more than once in any 12-month period, the Company may redeem up to $80 million in principal amount of the Notes at a redemption price equal to 103% of the aggregate principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to the Redemption Date, subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(c)           On or after October 1, 2015, the Company may redeem the Notes, in whole or in part, at one time or from time to time, upon not less than 30 nor more than 60 days' prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Amounts, if any, on, the Notes redeemed, to the applicable Redemption Date, if redeemed during the periods indicated below, subject to the rights of Holders on the relevant Record Date to receive interest on the relevant Interest Payment Date:

For the Period Below	Percentage
From October 1, 2015 to September 30, 2016	103.250%
October 1, 2016 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(d)           At any time prior to October 1, 2015, the Company may, at its option, redeem up to 35% of the aggregate original principal amount of Notes issued under this Indenture, at one time or from time to time, at a redemption price equal to 106.500% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to the applicable Redemption Date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date), with the net cash proceeds received by Parent of one or more Equity Offerings; provided that (i) at least 65% of the aggregate original principal amount of Notes issued under this Indenture (excluding Notes held by Parent and its Subsidiaries)

remains outstanding immediately after the occurrence of such redemption; and (ii) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(e)           Any redemption pursuant to this Section 3.07(e) shall be made pursuant to the provisions of Sections 3.01 ("Notices to Trustee") through 3.06 ("Notes Redeemed or Purchased in Part") hereof.

SECTION 3.08           Optional Redemption for Changes in Withholding Taxes.  (a) The Company may redeem the Notes, at its option, at any time in whole, but not in part, upon not less than 30 nor more than 60 days' notice to the Holders (which notice will be irrevocable), at a redemption price equal to 100% of the outstanding principal amount of Notes, plus accrued and unpaid interest, if any, to the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), in the event that the Company determines in good faith that the Company or any Guarantor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, or the Note Guarantees Additional Amounts and such obligation cannot be avoided by taking reasonable measures available to the Company or the relevant Guarantor, as applicable (including making payment through a Paying Agent located in another jurisdiction), as a result of (i) a change in or an amendment to the laws or treaties (including any regulations or rulings promulgated thereunder) of any Specified Tax Jurisdiction affecting taxation, which change or amendment is announced or becomes effective on or after the date of this Indenture or (ii) any change in or amendment to any official position of a taxing authority in any Specified Tax Jurisdiction regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of this Indenture.

(b)           Notwithstanding the foregoing, no such notice of redemption may be given earlier than 60 days prior to the earliest date on which the Company or the relevant Guarantor, as applicable, would be obligated to pay Additional Amounts if a payment in respect of the Notes or the Note Guarantees were then due.  Before the Company publishes, mails or delivers notice of redemption of the Notes as described above, the Company shall deliver to the Trustee and Paying Agent (i) an Officers' Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to so redeem have occurred and (ii) an Opinion of Counsel that the Company or any Guarantor has or will become obligated to pay Additional Amounts as a result of the circumstances referred to in Section 3.08(a)(i) or Section 3.08(a)(ii).

(c)           The Trustee and Paying Agent shall accept and shall be entitled to conclusively rely upon the Officers' Certificate and Opinion of Counsel as sufficient evidence of the satisfaction of the conditions precedent described above, in which case they shall be conclusive and binding on the Holders.

(d)           Any redemption pursuant to this Section 3.08(d) shall be made pursuant to the provisions of Sections 3.01 ("Notices to Trustee") through 3.06 ("Notes Redeemed or Purchased in Part") hereof.

SECTION 3.09           Mandatory Redemption Upon Total Loss of a Drilling Unit.  (a) Upon the occurrence or happening of any Event of Loss, the Company shall be required to redeem Notes equal in principal amount to the Event of Loss Proceeds received in respect of such loss (rounded to the nearest $1,000) upon not less than 30 nor more than 60 days' notice to the Holders, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest on the Notes redeemed to the applicable Redemption Date.  The Company shall deliver the redemption notice to the Holders within 30 days of the receipt of any Event of Loss Proceeds.

(b)           All Event of Loss Proceeds received in respect of an Event of Loss shall be immediately deposited in a deposit account controlled by the Noteholder Collateral Agent and held as Collateral subject to a Lien under the Collateral Agreements pending their application to redemption of Notes.  The Company shall take all steps necessary within 10 Business Days of receiving any such Event of Loss Proceeds to ensure that the Noteholder Collateral Agent obtains (i) a first-priority perfected security interest in such deposit account and (ii) control over such deposit account pursuant to an account control agreement or similar acknowledgment from the financial institution at which the deposit account is held.

(c)           Unless and until an Event of Default has occurred and is continuing, Parent or any Restricted Subsidiary may withdraw funds to deploy the Event of Loss Proceeds in compliance with the foregoing.

ARTICLE IV

Covenants

SECTION 4.01           Payment of Notes.  The Company shall pay or cause to be paid the principal of, premium, if any, and interest and Additional Amounts, if any, on, the Notes on the dates and in the manner provided in this Indenture and the Notes.  Principal, premium, if any, and interest and Additional Amounts, if any, will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds, as of 10:00 a.m.  New York City time on the due date, money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium and Additional Amounts, if any, and interest then due.

SECTION 4.02           Maintenance of Office or Agency.  The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served.  The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.  The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 ("Registrar and Paying Agent") hereof.

SECTION 4.03           Corporate Existence.  Except as otherwise permitted by Article V, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1)           its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary; and

(2)           the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries;

provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

SECTION 4.04           Compliance Certificate.  (a) The Company and each Guarantor shall deliver to the Trustee, within 120 days after the end of each fiscal year, which, as of the date of this Indenture, occurs on December 31, an Officers' Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her actual knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, or interest, if any, on, the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b)           So long as any of the Notes are outstanding, the Company shall deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers' Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.05           Taxes.  The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies, except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.06           Stay, Extension and Usury Laws.  The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07           Restricted Payments.  (a) Parent will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(A)           declare or pay any dividend or make any other payment or distribution on account of Equity Interests of Parent or any Restricted Subsidiary (including, without limitation, any payment in connection with any merger, consolidation or amalgamation involving Parent or any of the Restricted Subsidiaries) or to the direct or indirect holders of Parent's or any of the Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Parent and other than dividends or distributions payable to Parent, the Company or any other Restricted Subsidiary);

(B)           purchase, repurchase, redeem, retire or otherwise acquire for value (including, without limitation, in connection with any merger, consolidation or amalgamation involving) any Equity Interests of Parent or any direct or indirect parent of Parent held by any Person (other than Equity Interests held by Parent or any Restricted Subsidiary) or any Equity Interests of any Restricted Subsidiary held by an affiliate of Parent (other than Equity Interests held by Parent or any

Restricted Subsidiary) (in each case other than in exchange for Equity Interests of Parent that is not Disqualified Stock);

(C)           make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of the Guarantors), except a payment of regularly scheduled interest or principal at the Stated Maturity thereof; or

(D)           make any Restricted Investment

(all such payments and other actions set forth in these clauses (A) through (D) above being collectively referred to "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

(1)           no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)           Parent could Incur, at the time of such Restricted Payment and after giving pro forma effect thereto, at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in Section 4.08(a) ("Incurrence of Indebtedness and Issuance of Preferred Stock") hereof; and

(3)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Parent and the Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2), (3) and of subsection (b) of this Section 4.07), is less than the sum, without duplication, of:

(A)           50% of Parent's Consolidated Net Income on a consolidated basis for the period (taken as one accounting period) from the first day of the fiscal quarter during which the Issue Date occurs to the end of Parent's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B)           100% of the aggregate net cash proceeds received by Parent since the Issue Date as a contribution to its common equity capital or from the issue or sale of Parent's Equity Interests (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Parent, in each case that have been converted into or exchanged for Equity Interests (other than Disqualified Stock) of Parent (other than Equity Interests, Disqualified Stock or debt securities sold to a Subsidiary of Parent); plus

(C)           to the extent that any Restricted Investment that was made after the date of this Indenture is sold or disposed of for cash or otherwise canceled, liquidated or repaid for cash, the lesser of (i) the return of capital received in cash or Cash Equivalents with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(D)           to the extent that any Unrestricted Subsidiary designated as such after the date of this Indenture is redesignated as a Restricted Subsidiary after the date of this Indenture, the lesser of (i) the Fair Market Value of Parent's or the Company's Investment in such Subsidiary, as the case may be, as of the date of such redesignation and (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the Issue Date.

(b)           So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)           the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Indenture;

(2)           the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Parent) of, Equity Interests of Parent (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Parent; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(B) of the preceding paragraph and will not be considered to be net cash proceeds from an Equity Offering for purposes of the provisions set forth in Section 3.07(d);

(3)           the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of Parent or any Restricted Subsidiary that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent Incurrence of Permitted Refinancing Indebtedness;

(4)           the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary that is not a wholly owned Subsidiary of Parent to holders of minority interests in its Equity Interests on a pro rata basis;

(5)           the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Parent or any Restricted Subsidiary issued after the Issue Date in accordance with the

Consolidated Interest Coverage Ratio test set forth in Section 4.08(a) ("Incurrence of Indebtedness and Issuance of Preferred Stock");

(6)           so long as the aggregate principal amount of the consolidated Indebtedness of Parent and its Restricted Subsidiaries does not exceed 75% of the sum of the Completed Drilling Equipment Value and the Contracted Drilling Equipment Value at such time and no Default or Event of Default has occurred or is continuing, the making of any Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (6), not exceeding the aggregate amount of Excess Non-Collateral Vessel Proceeds; and

(7)           any other Restricted Payment in an aggregate amount, together with all other Restricted Payments made under this clause (7), not exceeding the greater of (x) $75.0 million and (y) 2.5% of Parent's Net Tangible Assets at such time.

(c)           The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Parent or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.  The Fair Market Value of any assets or securities that are required to be valued by this Section 4.07(c) will be determined by the Board of Directors of Parent whose resolution with respect thereto will be delivered to the Trustee.

SECTION 4.08           Incurrence of Indebtedness and Issuance of Preferred Stock.  (a) Parent will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "Incur," "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing) any Indebtedness (including Acquired Debt) or issue any Disqualified Stock and Parent will not permit any of the Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that Parent or any Restricted Subsidiary may Incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any Restricted Subsidiary may issue Preferred Stock, if, immediately after giving effect to the Incurrence of such Indebtedness and the receipt and application of the net proceeds thereof, Parent's Consolidated Interest Coverage Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred would have been at least 2.0 to 1.0.

(b)           The provisions of Section 4.08(a) ("Incurrence of Indebtedness and Issuance of Preferred Stock") hereof will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

(1)           the Incurrence by Parent or any Restricted Subsidiary of Indebtedness under one or more Credit Facilities Incurred (a) in connection with the financing of all or any part of the purchase price, lease expense, charter expense, rental payments or cost of design, construction, installation or improvement of Drilling Equipment used in the Permitted Business, whether through the charter of, leasing of or the direct purchase of, or of the Capital Stock of any Person owning, such Drilling Equipment (including any Indebtedness deemed to be Incurred in connection with such purchase) (it being understood that any such Indebtedness may be Incurred after the acquisition, purchase, charter or leasing or the construction, installation or the making of any improvement with respect to any such Drilling Equipment) or (b) as Permitted Refinancing Indebtedness in respect of Indebtedness otherwise incurred pursuant to clause (a); provided that, after giving effect to the Incurrence of such Indebtedness and any related purchase of Drilling Equipment, the aggregate principal amount of the consolidated total Indebtedness of Parent and its Restricted Subsidiaries shall not exceed the greater of (x) $550 million multiplied by the number of Qualified Vessels and (y) the sum of (i) 75% of the Completed Drilling Equipment Value at such time and (ii) 75% of the Contracted Drilling Equipment Value at such time; provided that the portion of any Indebtedness Incurred under this clause (1) in reliance on the Contracted Drilling Equipment Value shall not be applied to finance more than 75% of any installment payment for all then uncompleted Drilling Equipment;

(2)           the Incurrence by (a) the Company and any Guarantor of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the Issue Date and (b) Parent and any Restricted Subsidiary of Existing Indebtedness;

(3)           the Incurrence by Parent or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the Net Proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be Incurred under Section 4.08(a) ("Incurrence of Indebtedness and Issuance of Preferred Stock") or clause (2) or this clause (3);

(4)           the Incurrence by Parent or any Restricted Subsidiary of intercompany Indebtedness between or among Parent and the Restricted Subsidiaries; provided, however, that:

(A)           if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes and the Note Guarantees; and

(B)           upon any (i) subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Parent or a Restricted Subsidiary, or (ii) sale or other transfer of any such Indebtedness to a Person that is not Parent or a Restricted Subsidiary, the exception provided by this clause (4) shall no longer be applicable to such Indebtedness and such Indebtedness will be deemed to have been Incurred at the time of any such issuance or transfer;

(5)           the Incurrence by the Parent or any Restricted Subsidiary of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(6)           the guarantee by Parent or any Restricted Subsidiary of Indebtedness of Parent or a Restricted Subsidiary that was permitted to be Incurred by another provision of this Section 4.08; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes or a Note Guarantee, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(7)           the Incurrence by Parent or any Restricted Subsidiary of Indebtedness in respect of workers' compensation claims, self-insurance obligations, bankers' acceptances, and performance and surety bonds in the ordinary course of business;

(8)           the Incurrence by Parent or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(9)           the Incurrence by Parent or any Restricted Subsidiary of Indebtedness arising from agreements providing for indemnification, earn-outs, adjustment of purchase price or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Parent or any Restricted Subsidiary pursuant to such agreements, in each case, Incurred in connection with the acquisition or disposition of any business, assets or the Capital Stock of a Subsidiary, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or the Capital Stock of a Subsidiary for the purpose of financing such acquisition; provided, however, that (a) such Indebtedness is not reflected on the balance sheet of Parent or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)) and (b) in the case of a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value)) actually received by Parent and the Restricted Subsidiaries in connection with such disposition; and

(10)           the Incurrence by Parent or any Restricted Subsidiary of Indebtedness not otherwise permitted pursuant to clauses (1) through (9) above that, together with any other Indebtedness Incurred pursuant to this clause (10)

and then outstanding, has an aggregate principal amount (or accreted value, as applicable) not to exceed the greater of (x) $100 million and (y) 3.25% of Parent's Net Tangible Assets at such time.

None of Parent or any of the Restricted Subsidiaries will Incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Parent or such Restricted Subsidiary unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on a junior Lien basis.

For purposes of determining compliance with this Section 4.08, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (10) above, or is entitled to be Incurred pursuant to paragraph (a) of this Section 4.08, Parent or the applicable Restricted Subsidiary will be permitted to classify such item of Indebtedness (or any portion thereof) on the date of its Incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.08.  The accrual of interest or Preferred Stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Preferred Stock or Disqualified Stock in the form of additional shares of the same class of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Preferred Stock or Disqualified Stock for purposes of this Section 4.08; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Consolidated Interest Expense of the Company as accrued.  Notwithstanding any other provision of this Section 4.08, the maximum amount of Indebtedness that Parent or the applicable Restricted Subsidiary may Incur pursuant to this Section 4.08 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)           the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)           the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)           in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)           the Fair Market Value of such assets at the date of determination; and

(B)           the amount of the Indebtedness of the other Person.

For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar Equivalent of the principal amount of Indebtedness denominated in another currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of Indebtedness Incurred under a revolving credit facility; provided that (1) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than dollars, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; (2) the Dollar Equivalent of the principal amount of any such Indebtedness outstanding on the Issue Date will be calculated based on the relevant currency exchange rate in effect on the Issue Date; and (3) if and for so long as any such Indebtedness is subject to an agreement intended to protect against fluctuations in currency exchange rates with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the amount of such Indebtedness, if denominated in dollars, will be the amount of the principal payment required to be made under such currency agreement and, otherwise, the Dollar Equivalent of such amount plus the Dollar Equivalent of any premium which is at such time due and payable but is not covered by such currency agreement.

SECTION 4.09           Liens.  Neither Parent nor the Company will, and neither of them will permit any of the Company Subsidiary Guarantors to, directly or indirectly, create, Incur, assume or suffer to exist any Lien of any kind on any asset of Parent, the Company or any Company Subsidiary Guarantor now owned or hereafter acquired, except Permitted Liens.

SECTION 4.10           Dividend and Other Payment Restrictions Affecting Subsidiaries.  Parent will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or permit to become effective any consensual encumbrance or restriction on the ability of any of the Restricted Subsidiaries to:

(1)           pay dividends or make any other distributions on its Capital Stock to Parent or any of the Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Parent or any of the Restricted Subsidiaries;

(2)           make loans or advances to Parent or any of the Restricted Subsidiaries; or

(3)           sell, lease or transfer any of its properties or assets to Parent or any of the Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)           agreements governing Existing Indebtedness as in effect on the Issue Date;

(2)           restrictions contained in, or in respect of, Hedging Obligations permitted to be Incurred by this Indenture;

(3)           this Indenture, the Collateral Agreements, the Notes and Note Guarantees;

(4)           applicable law, rule, regulation or order;

(5)           any instrument governing Indebtedness or Capital Stock of a Person acquired by Parent or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be Incurred;

(6)           customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(7)           purchase money obligations for property acquired in the ordinary course of business, mortgage financings and Capital Lease Obligations that impose restrictions on the property purchased or mortgaged or leased of the nature described in clause (3) of the preceding paragraph;

(8)           any agreement for the sale or other disposition of the Capital Stock or all or substantially all of the assets of any Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(9)           Liens permitted to be Incurred under Section 4.09 ("Liens") that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)         provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(11)         restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(12)         any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1), (3) and (5) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Parent, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(13)         any encumbrance or restriction (other than any encumbrance or restriction applying to any Subsidiary of the Company) contained in the terms of any Indebtedness that is permitted to be Incurred subsequent to the Issue Date pursuant to Section 4.08 ("Incurrence of Indebtedness and Issuance of Preferred Stock") or any agreement pursuant to which such Indebtedness was issued; provided that, at the time such Indebtedness is Incurred, such encumbrance or restriction is customary for financings of the same type, and such restrictions would not reasonably be expected to materially impair the Company's ability to make scheduled payments of interest and principal on the Notes when due or Parent's ability to make payment under its Note Guarantee, as determined in good faith by a Financial Officer of Parent.

SECTION 4.11           Transactions with Affiliates.  (a) Parent will not, and will not permit any of the Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Parent and any Restricted Subsidiary (each, an "Affiliate Transaction") unless the Affiliate Transaction is on terms that are no less favorable to Parent or the relevant Restricted Subsidiary than those that could have been obtained in a comparable arm's-length transaction by Parent or such Restricted Subsidiary with a Person that is not an Affiliate of Parent and any Restricted Subsidiary, as determined, in their good faith judgment, by the Board of Directors of Parent; provided, however, that prior to the consummation of the transaction:

(1)           in any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10 million, such Affiliate Transaction shall have been approved by a majority of the disinterested members of the Board of Directors of Parent; and

(2)           in any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50 million, an accounting, appraisal or investment banking firm of international standing or generally recognized in the shipping or offshore drilling industries as qualified to perform the tasks for which such firm has been engaged shall have issued to the Board of Directors of Parent an opinion as to the fairness to Parent or such Subsidiary of such Affiliate Transaction from a financial point of view.

(b)           The following items will not be deemed to be Affiliate Transactions, as applicable, and, therefore, will not be subject to the provisions of the prior paragraph:

(1)           any management agreement for the provision of vessel management services in the ordinary course of business and in line with industry standards and any payments thereunder that shall have been approved by a majority of the disinterested directors of Parent;

(2)           any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Parent or any of its Subsidiaries in the ordinary course of business and payments pursuant thereto;

(3)           payment of reasonable directors' fees to Persons who are not otherwise Affiliates of Parent;

(4)           transactions solely between or among Parent and/or any of its Restricted Subsidiaries;

(5)           issuance or sale of Equity Interests (other than Disqualified Stock) of Parent;

(6)           loans or advances to employees of Parent in the ordinary course of business not to exceed $7.5 million in the aggregate at any one time outstanding;

(7)           transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of Parent solely because Parent owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(8)           Restricted Payments that do not violate Section 4.07 ("Restricted Payments");

(9)           any agreement as in effect on the Issue Date or any amendments, renewals or extensions of any such agreement (so long as such amendments, renewals or extensions are not less favorable to the Holders); and

(10)           the Transactions and all fees and expenses paid or payable in connection therewith.

SECTION 4.12           Business Activities.  Parent will not, and will not permit any of the Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Parent and the Restricted Subsidiaries taken as a whole.

SECTION 4.13           Rights to Earnings from Drilling Units.  Parent will not, and will not permit any of its Subsidiaries (other than the Company or any Company Subsidiary Guarantor) to, be or become party to any Drilling Contract (including as a charterer of any Drilling Unit) or otherwise hold the right to directly receive any Earnings attributable to any Drilling Unit or any other Related Assets with respect to any Drilling Unit.

SECTION 4.14           Additional Note Guarantees.  (a) If the Company acquires or creates another Subsidiary that holds any Drilling Unit or Related Assets with respect to any Drilling Unit or is party to a Drilling Contract or any existing Subsidiary of the Company that is not already a Guarantor holds any Drilling Unit or any Related Assets with respect to any Drilling Unit or becomes party to a Drilling Contract, (b) Parent acquires or creates, or otherwise holds the Equity Interests in, another Subsidiary that directly or indirectly owns any Equity Interest of the Company or any Guarantor (including any Subsidiary required to become a Guarantor following the Issue Date) or (c) any Subsidiary of Parent that is not already a Guarantor guarantees or pledges any assets to secure the payment of any Indebtedness of Parent, the Company or any Company Subsidiary Guarantor, then Parent and the Company will:

(1)           cause that Subsidiary to

(A)           execute a supplemental indenture, in the form of Exhibit D hereto, pursuant to which it will become a Guarantor,

(B)           in the case of any Subsidiary required to become a Company Subsidiary Guarantor (i) execute and deliver a supplement to the Security Agreement (substantially in the form specified in the Security Agreement), (ii) execute all other Collateral Agreements (or amendments or supplements thereto), including the filing of a Mortgage to the extent such Subsidiary obtains an ownership interest in any Drilling Unit, necessary to ensure that such Subsidiary becomes subject to the obligations of a Guarantor, pledges its assets (including the Equity Interests it owns in any Company Subsidiary Guarantor), assigns its Earnings and any insurance in respect of such Drilling Units and deposits into or forwards all its Earnings to the Earnings Account, in each case, pursuant to and in accordance with the terms of the Collateral Agreements and (iii) take all other steps (including executing and filing any further documents, financing statements, agreements and instruments) required by the Collateral Agreements to ensure that the Noteholder Collateral Agent obtains a first-priority perfected security interest in all such Subsidiary's assets of the type that are Collateral, and

(C)           in the case of any Subsidiary that pledges any assets to secure payment of any Indebtedness of Parent, the Company or any Company Subsidiary Guarantor, execute collateral agreements to pledge such assets to equally and ratably secure payment of the Notes or the applicable Note Guarantee and cause the same to be perfected; and

(2)           deliver an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and constitutes a valid and legally binding and enforceable obligation of such Subsidiary, subject to customary exceptions, in each case within 20 Business Days of the date on which the Subsidiary was acquired or created or otherwise becomes subject to this Section 4.14.

SECTION 4.15           Designation of Restricted and Unrestricted Subsidiaries.  (a) The Board of Directors of Parent may designate any Restricted Subsidiary (other than the Company and any Subsidiary that holds an interest in any Drilling Unit or any Related Assets with respect to any Drilling Unit or is party to any Drilling Contract) to be an Unrestricted Subsidiary if:

(1)           Parent could make the Restricted Payment which is deemed to occur upon such designation in accordance with Section 4.07 ("Restricted Payments") equal to the appropriate Fair Market Value of all outstanding Investments owned by Parent and the Restricted Subsidiaries in such Subsidiary at the time of such designation;

(2)           such Restricted Subsidiary meets the definition of an "Unrestricted Subsidiary";

(3)           the designation would not constitute or cause (with or without the passage of time) a Default or Event of Default or no Default or Event of Default would be in existence following such designation; and

(4)           the Company delivers to the Trustee a certified copy of a resolution of the Board of Directors of Parent giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 ("Restricted Payments").

If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Parent and the Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 ("Restricted Payments") or under one or more clauses of the definition of Permitted Investments, as determined by the Company.

If, at any time, any Unrestricted Subsidiary designated as such would fail to meet the preceding requirements as an Unrestricted Subsidiary or any other Unrestricted Subsidiary would fail to meet the definition of an "Unrestricted Subsidiary," then such Subsidiary will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under Section 4.08 ("Incurrence of Indebtedness and Issuance of Preferred Stock"), the Company or the applicable Restricted Subsidiary will be in default of such covenant.

(b)           The Board of Directors of Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary if:

(1)           Parent and the Restricted Subsidiaries could Incur the Indebtedness which is deemed to be Incurred upon such designation under Section 4.08 ("Incurrence of Indebtedness and Issuance of Preferred Stock"), equal to the total Indebtedness of such Subsidiary calculated on a pro forma basis as if such designation had occurred on the first day of the four-quarter reference period;

(2)           the designation would not constitute or cause a Default or Event of Default; and

(3)           the Company delivers to the Trustee a certified copy of a resolution of the Board of Directors of Parent giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions, including the Incurrence of Indebtedness under Section 4.08 ("Incurrence of Indebtedness and Issuance of Preferred Stock").

SECTION 4.16           Payments for Consent.  Parent will not, and will not permit any of the Restricted Subsidiaries or any of their respective Affiliates to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 4.17           Reports.  (a) Whether or not Parent or the Company is then subject to Section 13(a) or 15(d) of the Exchange Act, Parent or the Company shall furnish to the Trustee and the Holders, so long as any Notes are outstanding:

(1)           within 75 days after the end of each of the first three fiscal quarters in each fiscal year, quarterly reports on Form 6-K (or any successor form) containing Parent's unaudited consolidated financial statements (including a balance sheet and statement of income, changes in stockholders' equity and cash flow) and a Management's Discussion and Analysis of Financial Condition and Results of Operations (the "MD&A") (or equivalent disclosure) for and as of the end of such fiscal quarter (with comparable financial statements for the corresponding fiscal quarter of the immediately preceding fiscal year);

(2)           within 135 days after the end of each fiscal year, an annual report on Form 20-F (or any successor form) containing the information required to be contained therein (including Parent's audited consolidated financial statements, a report thereon by Parent's certified independent accountants and an MD&A) for such fiscal year; and

(3)           at or prior to such times as would be required to be filed or furnished to the SEC if Parent or the Company was then a "foreign private issuer"

subject to Section 13(a) or 15(d) of the Exchange Act (whether or not Parent or the Company is then subject to such requirements), all such other reports and information that Parent or the Company would have been required to file or furnish pursuant thereto.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports.  The quarterly and annual reports will include a reasonably detailed presentation (consistent with such information provided in the Offering Memorandum for the original issuance of the Notes), either on the face of the financial statements or in the footnotes thereto, and also in the MD&A, of the financial condition and results of operations of Parent and the Restricted Subsidiaries separate from the financial condition and results of operations of the Company and the Company Subsidiary Guarantors.  In addition, Parent or the Company shall electronically file or furnish, as the case may be, a copy of all such information and reports referred to in clauses (1) through (3) in the preceding paragraph with the SEC for public availability within the time periods specified therein at any time Parent or the Company is then subject to Section 13(a) or 15(d) of the Exchange Act and make such information available to Holders and prospective investors upon request.  Parent and the Company shall be deemed to have furnished such reports referred to above to the Trustee and the Holders if Parent has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.  The Company will also make available copies of such reports at the offices of the Paying Agent or the Company if, and so long as, the Notes are listed on the Official List of the Irish Stock Exchange and admitted for trading on the Global Exchange Market and the rules of the Irish Stock Exchange so require.

If, notwithstanding the foregoing, the SEC will not accept Parent's or the Company's filings for any reason, Parent or the Company will post the reports referred to in the preceding paragraph on its website within the time periods that would apply to non-accelerated filers if Parent or the Company were required to file those reports with the SEC.

Parent and the Company agree that, for so long as any Notes remain outstanding, they will hold and participate in quarterly conference calls with Holders and securities analysts relating to the financial condition and results of operations of Parent and the Restricted Subsidiaries.

(b)           In addition, Parent and the Company agree that, for so long as any Notes remain outstanding, Parent or the Company shall furnish to Holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c)           If the Board of Directors of Parent has designated any of the Restricted Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and also in the MD&A of the financial condition and results of operations of

Parent and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

SECTION 4.18           Suspension of Certain Covenants.  (a) During any period of time that the Notes have an Investment Grade Rating and no Default or Event of Default has occurred and is continuing (a "Suspension Event"), Parent and its Restricted Subsidiaries will not be subject to the following covenants (the "Suspended Covenants"): Section 4.07 ("Restricted Payments"), Section 4.08 ("Incurrence of Indebtedness and Issuance of Preferred Stock"), Section 4.11 ("Transactions with Affiliates"), Section 4.15 ("Dividend and Other Payment Restrictions Affecting Subsidiaries"), and Section 4.20 ("Asset Sales Other than a Drilling Unit").

(b)           In the event that Parent and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of this Section 4.18 and, on any subsequent date (the "Reversion Date"), Moody's or S&P withdraws its ratings or downgrades the ratings assigned to the Notes so that the Notes do not have an Investment Grade Rating, or an Event of Default (other than with respect to the Suspended Covenants) occurs and is continuing, the Suspension Event shall cease to be in effect and Parent and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events.

(c)           During any period that the Suspended Covenants are not in effect, the Board of Directors of Parent may not designate any of the Restricted Subsidiaries as Unrestricted Subsidiaries pursuant to Section 4.15 ("Designation of Restricted and Unrestricted Subsidiaries").  Upon the occurrence of a Suspension Event, the amount of Excess Non-Collateral Vessel Proceeds shall be reset at zero.

(d)           The Suspended Covenants will be reinstituted and apply according to their terms as of and from the Reversion Date.  The Suspended Covenants will not, however, be of any effect with regards to actions properly taken in compliance with the provisions of this Indenture during the continuance of such Suspension Event, and following reinstatement, the calculations under Section 4.07 ("Restricted Payments") will be made as if such covenant had been in effect since the date hereof except that no Default or Event of Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended.

(e)           The Company shall provide written notice to the Trustee of the occurrence of any Suspension Event or Reversion Date and file with the Trustee an Officers' Certificate certifying that such suspension or reversion complied with the foregoing provisions; provided that the failure to provide such notice shall not affect the operation of this Section 4.18 or the Company's rights hereunder.  In the case of a Suspension Event, such notice shall list the Suspended Covenants.

SECTION 4.19           Offer To Repurchase Upon Change of Control.  (a) If a Change of Control occurs, subject to the terms hereof, each Holder shall have the right to require the Company to repurchase all or any part (equal to a minimum amount of $2,000 and integral multiples of $1,000 in excess thereof) of that Holder's Notes pursuant to a change of control offer (a "Change of Control Offer") on the terms set forth in this Indenture.  In the Change of Control Offer, the Company will offer a payment (the "Change of Control Payment") in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Amounts, if any, on the Notes repurchased to the date of purchase, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date.  Within 10 Business Days following any Change of Control, the Company will mail a notice to the Trustee and Paying Agent and each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice.  The notice shall also state:

(1)           that the Change of Control Offer is being made pursuant to this Section 4.19 and that all Notes tendered will be accepted for payment;

(2)           the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date");

(3)           that any Note not tendered will continue to accrue interest;

(4)           that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5)           that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)           that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7)           that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount and integral multiples of $1,000.

If, and for so long as, the Notes are listed on the Global Exchange Market and the rules of the Irish Stock Exchange so require, the Company will publish notices relating to the Change of Control Offer in a leading newspaper of general circulation in

Ireland (which is expected to be The Irish Times) or, to the extent and in the manner permitted by such rules, posted on the official website of the Irish Stock Exchange.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.  To the extent that the provisions of any securities or other laws or regulations conflict with the Change of Control provisions of this Indenture, the Company will comply with the applicable securities or other laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such compliance.

(b)           On or before the Change of Control Payment Date, the Company will, to the extent lawful:

(1)           accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)           by 10:00 a.m.  Eastern Time on the Change in Control Payment Date, deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)           deliver or cause to be delivered to the Trustee and the Paying Agent the Notes properly accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder properly tendered the Change of Control Payment for such Notes, and the Trustee will, upon receipt of an Authentication Order, promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or in integral multiples of $1,000 in excess thereof.  The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to this Indenture as described above under Article III unless and until there is a default in payment of the applicable redemption price.

Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

SECTION 4.20           Asset Sales Other than a Drilling Unit.  (a) Parent will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, consummate any Asset Sale (other than any Drilling Unit Sale, which must be consummated in compliance with Section 4.21 ("Drilling Unit Sales") or an Involuntary Transfer) unless:

(1)           Parent or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)           at least 75% of the consideration received in the Asset Sale by Parent or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided, however, to the extent that any disposition in such Asset Sale was of Collateral, the non-cash consideration received is pledged as Collateral under the Collateral Agreements contemporaneously with such sale, in accordance with the requirements set forth in this Indenture.

For purposes of this Section 4.20, each of the following will be deemed to be cash:

(A)           any Indebtedness or other liabilities, as shown on Parent's most recent consolidated balance sheet, of Parent or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed, repaid or retired by the transferee of any such assets so long as Parent or such Restricted Subsidiary are released from further liability;

(B)           any securities, Notes or other obligations received by Parent or any such Restricted Subsidiary from such transferee that are, subject to ordinary settlement periods, converted by Parent or such Restricted Subsidiary into cash or Cash Equivalents within one year following the closing of such Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion; and

(C)           any stock or assets of the kind referred to in clauses (2) or (4) of paragraph (b) of Section 4.20.

(b)           Within 365 days after the receipt of any Net Proceeds from an Asset Sale (including, without limitation, an Involuntary Transfer but excluding any Drilling Unit Sale, the Net Proceeds of which must be applied in compliance Section 4.21 ("Drilling Unit Sales"), Parent or the applicable Restricted Subsidiary, as the case may be, may apply such Net Proceeds:

(1)           to purchase, repay or prepay secured Indebtedness of the Company or any Company Subsidiary Guarantor or, in the case of an Asset Sale other than of Collateral, any senior Indebtedness, whether or not secured (including, without limitation, redemptions or other purchases of Notes) of Parent or any Restricted Subsidiary (and, in the case of revolving obligations, to correspondingly reduce commitments with respect thereto);

(2)           to acquire all or substantially all of the assets of, or any Capital Stock of, any Person primarily engaged in a Permitted Business, if, after giving effect to any such acquisition of Capital Stock, such Person is or becomes a Restricted Subsidiary;

(3)           to make a capital expenditure for Parent or any of its Restricted Subsidiaries;

(4)           to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business (including, without limitation, Vessels, Related Assets and any related Ready for Sea Costs) for Parent or any of the Restricted Subsidiaries or make any deposit, installment or progress payment in respect of such assets or payment of any related Ready for Sea Costs; or

(5)           any combination of the transactions permitted by the foregoing clauses (1) and (4);

provided that (x) a binding commitment to apply Net Proceeds from an Asset Sale other than of Collateral in accordance with clauses (2) through (4) above shall toll the 365-day period in respect of such Net Proceeds for a period not to exceed 180 days from the expiration of the aforementioned 365-day period; provided that such Net Proceeds are actually used within the later of 365 days from their receipt from such Asset Sale or 180 days from the date of such binding commitment; provided further that a binding commitment to apply Net Proceeds from an Asset Sale other than of Collateral to the purchase, acquisition or construction of an Additional Drilling Unit shall instead toll the 365-day period in respect of such Net Proceeds for a period not to exceed 365 days from the expiration of the aforementioned 365-day period so long such Net Proceeds are actually used within the later of 365 days from their receipt from such Asset Sale or 365 days from the date of such binding commitment; (y) if the assets sold or transferred in such Asset Sale constituted Collateral, Parent or the Company shall pledge or cause the applicable Restricted Subsidiary to pledge any assets (including without limitation any acquired Capital Stock) acquired with the Net Proceeds of such

Asset Sale pursuant to clauses (2) and (4) above to secure the Notes on a first-lien secured basis pursuant to the Collateral Agreements; and (z) if the assets sold or transferred in such Asset Sale include a Vessel that does not constitute Collateral, then Parent or the applicable Restricted Subsidiary, as the case may be, may with respect to the Net Proceeds of up to two Vessels elect to, in lieu of the application or investment provided in clauses (1) through (5) above, apply such Net Proceeds within 30 days following the receipt of proceeds from such Asset Sale to (i) repay all Indebtedness secured by such assets and (ii) purchase, repay or prepay any other Indebtedness of Parent or any of the Restricted Subsidiaries so that the aggregate principal amount of the consolidated Indebtedness of Parent and its Restricted Subsidiaries does not exceed 75% of the sum of the Completed Drilling Equipment Value and the Contracted Drilling Equipment Value at such time (an Asset Sale of a Vessel whose Net Proceeds are applied pursuant to this clause (z), a "Non-Collateral Vessel Sale").

Pending the final application of any Net Proceeds, Parent or the applicable Restricted Subsidiary may apply the Net Proceeds to temporarily reduce outstanding revolving credit Indebtedness of Parent or any of the Restricted Subsidiaries or invest the Net Proceeds in cash and Cash Equivalents.

(c)           Any Net Proceeds from Asset Sales that are not applied or invested as provided in paragraph (b) of this Section 4.20 will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $50 million, Parent will, or will cause the applicable Restricted Subsidiary to, within five Business Days thereof, make an offer (the "Asset Sale Offer") to all Holders and all holders of unsubordinated Indebtedness of Parent or any Restricted Subsidiary containing provisions similar to those set forth herein with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such unsubordinated Indebtedness that may be purchased out of the Excess Proceeds; provided; that to the extent such Excess Proceeds were received in respect of the sale or transfer of assets that constituted Collateral, then Parent will, or will cause the applicable Restricted Subsidiary to, make such Asset Sale Offer solely to all Holders.

(d)           The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date, and will be payable in cash.

(e)           If any Excess Proceeds remain after consummation of an Asset Sale Offer, Parent and the Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture and the Collateral Agreements; provided that pending any such application, the proceeds of any Asset Sale of Collateral, whether assets, property or cash, are subject to a Lien under the Collateral Agreements.

(f)           If the aggregate principal amount of Notes and, in the case of Excess Proceeds received in respect of assets not constituting Collateral, such unsubordinated Indebtedness tendered into such Asset Sale Offer exceeds the amount of

Excess Proceeds, the Registrar will select the Notes on a pro rata basis, by lot to the extent practicable or by such other method in accordance with the applicable procedures of the depositary and, if applicable, the Company shall select such unsubordinated Indebtedness to be purchased on a pro rata basis, based on amounts tendered or required to be prepaid or redeemed.  For the purposes of calculating the principal amount of any such Indebtedness not denominated in dollars, such Indebtedness shall be calculated by converting any such principal amounts into their Dollar Equivalent determined as of the Business Day immediately prior to the date on which the Asset Sale Offer is announced.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Parent will not, and will not permit any Restricted Subsidiary to, enter into or suffer to exist any agreement that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make an Asset Sale Offer.

For the avoidance of doubt, operating leases of any Vessels arising as a result of any charterparty, pool agreement or drilling contract in respect thereof entered into in the ordinary course of business consistent with past practice and prevailing industry standards shall not in and of itself constitute an Asset Sale.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

SECTION 4.21           Drilling Unit Sales.  (a) The Company will not, and will not permit any of the Company Subsidiary Guarantors to, directly or indirectly, consummate the sale, lease, conveyance or other disposition of any Drilling Unit or any right to a Drilling Unit (other than operating leases arising as a result of Drilling Contracts entered into in the ordinary course of business consistent with past practice and prevailing industry standards) or any Equity Interests in any Company Subsidiary Guarantor that owns any Drilling Unit (other than a sale, lease, conveyance or other disposition to a Company Subsidiary Guarantor that, concurrent with such sale, lease, conveyance or other disposition, executes the Collateral Agreements and takes all actions to grant to the Noteholder Collateral Agent a first-priority Lien on such Drilling Unit or such Equity Interests and all Related Assets with respect to such Drilling Unit, in each case, as required under this Indenture and the Collateral Agreements) (any of the foregoing, a "Drilling Unit Sale") unless:

(i)           (the Company or such Company Subsidiary Guarantor receives consideration at the time of the Drilling Unit Sale at least equal to the Fair Market Value of such assets or any Equity Interests issued or sold or otherwise disposed of;

(ii)           such Drilling Unit Sale is either of (i) the entire interest in the applicable Drilling Unit, together with its Related Assets; provided, however, that the company may elect to sell only the Drilling Unit and retain all or any portion of the Related Assets, if any such Related Assets are transferred to a Company Subsidiary Guarantor that, concurrent with such transfer, executes the Collateral Agreements and takes all actions to grant to the Noteholder Collateral Agent a first-priority Lien on such Related Assets, in each case, as required under this Indenture and the Collateral Agreements or (ii) all the Capital Stock of the Company Subsidiary Guarantor that owns such Drilling Unit and Related Assets;

(iii)          the consideration received in the Drilling Unit Sale by the Company or such Company Subsidiary Guarantor consists entirely of cash or Cash Equivalents not less than the Fair Market Value at the time of the Drilling Unit Sale of the Drilling Unit that is the subject of such Drilling Unit Sale;

(iv)          such Drilling Unit Sale is not to Parent or any Restricted Subsidiary; and

(v)           no Default or Event of Default shall have occurred and be continuing.

(b)           Whenever Net Proceeds from any Drilling Unit Sale are received by the Company or any Company Subsidiary Guarantor, such Net Proceeds shall be retained by the Noteholder Collateral Agent as Collateral in a deposit account controlled by the Noteholder Collateral Agent.  At the written direction of the Company, such Net Proceeds may be invested by the Trustee in cash or Cash Equivalents.  Within 30 days following the receipt of Net Proceeds from the Drilling Unit Sale, the Company will make an offer (a "Drilling Unit Sale Offer") to all Holders to purchase the maximum principal amount of Notes that may be purchased out of such Net Proceeds.  The offer price for the Notes in any Drilling Unit Sale Offer will be equal to 100% of principal amount of the Notes plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date, and will be payable in cash.  If any such Net Proceeds remain after consummation of a Drilling Unit Sale Offer, Parent and the Restricted Subsidiaries may use those Net Proceeds for any purpose not otherwise prohibited by this Indenture and the Collateral Agreements; provided that pending any such application, the proceeds of any Drilling Unit Sale are subject to a Lien under the Collateral Agreements.  If the aggregate principal amount of Notes tendered into such Drilling Unit Sale Offer exceeds the amount of Net Proceeds, the Trustee will use such proceeds to purchase the Notes on a pro rata basis.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Drilling Unit Sale Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture relating to a Drilling Unit Sale Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the provisions of this Indenture relating to a Drilling Unit Sale Offer by virtue of such compliance.

SECTION 4.22           Impairment of Security Interest.  (a) Neither the Company nor any Guarantor will be permitted to take any action, or omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Noteholder Collateral Agent, the Trustee and the Holders except as expressly set forth in this Indenture or the Collateral Agreements.  Neither the Company nor the Guarantors will take any action or otherwise attempt to enforce any claim or maritime Lien against any Drilling Unit that has priority over any claim or Lien of the Noteholder Collateral Agent, the Trustee and the Holders of the Notes in respect of any Collateral, including any such claims or Liens arising under Ship Mortgages that may be made in favor of the Company or a Guarantor.

(b)           The Company shall, and it shall cause each Guarantor to, at its sole cost and expense, execute and deliver all such agreements and instruments and take all further action as necessary or as the Noteholder Collateral Agent or the Trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Agreements.  The Company shall, and it shall cause each Guarantor to, at its sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Collateral Agreements.

(c)           Any release of Collateral in accordance with Section 12.03 ("Release of Collateral") and the Collateral Agreements will not be deemed to impair the security under this Indenture or the Collateral Agreements, and any Person, including, without limitation, any appraiser or other expert may rely on such provision in delivering a certificate requesting release so long as all other provisions of this Indenture with respect to such release have been complied with.

SECTION 4.23           Additional Amounts.  (a)  All payments made by or on behalf of the Company or any Guarantor under or with respect to the Notes or the Note Guarantees will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter "Taxes") unless the withholding or deduction of such Taxes is then required by law.  If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of the government of the Republic of Marshall Islands or any political subdivision or any authority or agency therein or thereof having power to tax, or any other jurisdiction in which the Company or any Guarantor (including any successor entity) is organized or is otherwise resident for tax purposes, or any jurisdiction from or through which payment is made (including, without limitation, the jurisdiction of each Paying Agent) (each a "Specified Tax Jurisdiction"), will at any time be required to be made from any payments made under or with respect to the Notes or the Note Guarantees, the Company, the relevant Guarantor or other payor, as applicable, will pay such additional amounts (the "Additional Amounts") as may be necessary so that the net amount received in respect of such payments by a Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(1)           any Taxes that would not have been so imposed but for the Holder (or beneficial owner of the Notes) having any present or former connection with the Specified Tax Jurisdiction (other than the mere acquisition, ownership, holding, enforcement or receipt of payment in respect of the Notes or the Note Guarantees);

(2)           any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge;

(3)           any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes or the Note Guarantees;

(4)           any Taxes imposed as a result of the failure of the Holder (or beneficial owner of the Notes) to complete, execute and deliver to the Company or the relevant Guarantor, as applicable, any form or document to the extent applicable to such Holder or beneficial owner that may be required by law or by reason of administration of such law and which is reasonably requested in writing to be delivered to the Company or the relevant Guarantor in order to enable the Company or the relevant Guarantor to make payments on the Notes without deduction or withholding for Taxes, or with deduction or withholding of a lesser amount, which form or document will be delivered within 60 days of a written request therefor by the Company or the relevant Guarantor;

(5)           any Taxes that would not have been so imposed but for the beneficiary of the payment having presented a Note for payment (in cases in which presentation is required) more than 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(6)           any Taxes imposed on or with respect to any payment by the Company or any Guarantor to the Holder if such Holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment would not have been entitled to Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note;

(7)           any Taxes that are required to be deducted or withheld on a payment pursuant to European Council Directive 2003/48/EC or any law implementing, or introduced in order to conform to, such directive;

(8)           any Taxes imposed on a Note presented for payment by or on behalf of a holder or beneficial owner who would have been able to avoid such Tax by presenting the relevant Note to another Paying Agent in a member state of the European Union; or

(9)           any combination of items (1) through (8) above.

(b)           If the Company or any Guarantor, as applicable, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or the Note Guarantees, the Company or the relevant Guarantor, as applicable, will deliver to the Trustee and Paying Agent at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company or the relevant Guarantor, as applicable, will notify the Trustee and Paying Agent promptly thereafter but in no event later than two Business Days prior to the date of payment) an Officers' Certificate stating the fact that Additional Amounts will be payable and the amount so payable.  The Officers' Certificate must also set forth any other information necessary to enable the Paying Agent to pay Additional Amounts to holders on the relevant payment date.  The Trustee and Paying Agent will be entitled to rely solely on such Officers' Certificate as conclusive proof that such payments are necessary.  The Company or the relevant Guarantor, as applicable, will provide the Trustee and Paying Agent with documentation reasonably satisfactory to the Trustee and Paying Agent evidencing the payment of Additional Amounts.

(c)           The Company or the relevant Guarantor, as applicable, will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant governmental authority on a timely basis in accordance with applicable law.  As soon as practicable, the Company will provide the Trustee and Paying Agent with an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the Trustee and Paying Agent evidencing the payment of the Taxes so withheld or deducted.  Upon request, copies of those receipts or other documentation, as the case may be, will be made available by the Trustee and Paying Agent to Holders.

(d)           Whenever in this Indenture there is referenced, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or any other amount payable under, or with respect to, the Notes or the Note Guarantees, such reference will be deemed to include payment of Additional Amounts as described in this Section 4.23(d) to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(e)           The Company or the relevant Guarantor, as applicable, will indemnify a Holder, within 10 Business Days after written demand therefor, for the full amount of any Taxes paid by such Holder to a governmental authority of a Specified Tax Jurisdiction, on or with respect to any payment by on or account of any obligation of the Company or any Guarantor, as applicable, to withhold or deduct an amount on account of Taxes for which the Company or the relevant Guarantor, as applicable, would have been obliged to pay Additional Amounts hereunder and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority.  A certificate as to the amount of such payment or liability delivered to the Company or the relevant Guarantor by a Holder will be conclusive absent manifest error

(f)           The Company or the relevant Guarantor, as applicable, will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any Specified Tax Jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Note Guarantees, this Indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the Notes or the Note Guarantees, and the Company or the relevant Guarantor, as applicable, will indemnify the Holders for any such taxes paid by such Holders.

(g)           The obligations under this Section 4.23(g) will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor person to the Company or any Guarantor is organized or any political subdivision or authority or agency thereof or therein.

SECTION 4.24           Maintenance of Properties; Insurance.  The Company shall, and shall cause each of the Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are reasonable and prudent, as well as such insurance as is required by any Collateral Agreement.

ARTICLE V

Successors

SECTION 5.01           Merger, Consolidation or Sale of Assets.  (a)  Parent will not directly or indirectly: (1) amalgamate, consolidate or merge with or into another Person (whether or not Parent is the Person formed by or surviving any such amalgamation, consolidation or merger); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Parent and the Restricted Subsidiaries taken as a whole, in each case, in one transaction or a series of related transactions, including by way of liquidation or dissolution, to another Person, unless:

(1)           the Person formed by or surviving any such amalgamation, consolidation or merger or to which such sale, assignment, transfer, conveyance or other disposition has been made (the "Successor Parent") is (if other than Parent) a Person organized or existing under the laws of a Permitted Jurisdiction so long as, if the Successor Parent is organized or existing under the laws of a Permitted Jurisdiction other than the Republic of Marshall Islands, the United States of America, any state of the United States or the District of Columbia, neither the laws of any such jurisdiction nor any such transaction would have a material adverse effect on the rights of the Holders (including with respect to Collateral);

(2)           the Successor Parent (if other than Parent) assumes all the obligations of Parent under the Note Guarantees and the other Obligations under this Indenture and the Collateral Agreements pursuant to a supplemental indenture or an amendment thereto, as applicable;

(3)           immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4)           except with respect to a transaction solely between or among Parent and any of the Restricted Subsidiaries, immediately after giving pro forma effect to such transaction, any related financing transactions and the use of proceeds therefrom and treating any Indebtedness that becomes an obligation of Parent or any of the Restricted Subsidiaries as a result of such transaction as having been Incurred by Parent or such Restricted Subsidiary, as the case may be, at the time of the transaction, Parent or the Successor Parent (if other than Parent) would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in clause (a) of Section 4.08 ("Incurrence of Indebtedness and Issuance of Preferred Stock"); and

(5)           the Company delivers to the Trustee an Officers' Certificate and Opinion of Counsel, in each case, stating that such amalgamation, consolidation, merger or transfer and such supplemental indenture or amendment comply with this covenant.

(b)           In addition, the Company will not, directly or indirectly: (1) amalgamate, consolidate or merge with or into another Person (whether or not the Company is the Person formed by or surviving any such amalgamation, consolidation or merger); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and the Company Subsidiary Guarantors taken as a whole, in each case, in one transaction or a series of related transactions, including by way of liquidation or dissolution, to another Person, unless:

(i)            the Person formed by or surviving any such amalgamation, consolidation or merger or to which such sale, assignment, transfer, conveyance or other disposition has been made (the "Successor Company") is a Person organized or existing under the laws of a Permitted Jurisdiction so long as, if the Successor Company is organized or existing under the laws of a Permitted Jurisdiction other than the Republic of Marshall Islands, the United States of America, any state of the United States or the District of Columbia, neither the laws of any such jurisdiction nor any such transaction would have a material adverse effect on the rights of the Holders (including with respect to Collateral);

(ii)           the Successor Company (if other than the Company) assumes all the obligations of the Company under the Notes and the other Obligations under this Indenture and the Collateral Agreements pursuant to a supplemental indenture or an amendment thereto, as applicable (it being agreed that if the Company merges with or into Parent, Parent must assume all such obligations of the Company); provided that, if such Person is a limited liability company or a limited partnership, then the Company or such Person shall have the Notes assumed or issued, on a joint and several basis, with a corporation in which it owns 100% of the Equity Interests;

(iii)          immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(iv)          the Company delivers to the Trustee an Officers' Certificate and Opinion of Counsel, in each case, stating that such amalgamation, consolidation, merger or transfer and such supplemental indenture or amendment comply with this covenant.

The Successor Parent or Successor Company, as applicable, will be the successor to Parent or the Company, as applicable, and shall succeed to, and be substituted for and may exercise every right and power of, Parent or the Company, as applicable, under this Indenture.

(c)           Parent and the Company will not permit any Guarantor (other than Parent) to sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person other than the Company or another Guarantor, unless:

(i)            immediately after giving effect to that transaction, no Default or Event of Default exists; and

(ii)           either:

(a)           (x) the Guarantor is the surviving Person or (y) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is a Person organized or existing under the laws of a Permitted Jurisdiction so long as, if such Person is organized or existing under the laws of a Permitted Jurisdiction other than the Republic of Marshall Islands, the United States of America, any state of the United States or the District of Columbia, neither the laws of any such jurisdiction nor any such transaction would have a material adverse effect on the rights of the Holders (including with respect to Collateral) and such Person assumes all the obligations of that Guarantor under this Indenture and its Note Guarantee pursuant to a supplemental indenture and amendments to the Collateral Agreements satisfactory to the Trustee; or

(b)           the Net Proceeds of such sale or other disposition or consolidation or merger are applied in accordance with the applicable provisions of this Indenture and the Collateral Agreements,

provided that such sale, transfer, merger or consolidation is subject to compliance with Section 4.19 ("Offer to Repurchase Upon Change of Control"), Section 4.20 ("Asset Sales Other than a Drilling Unit"), Section 4.21 ("Drilling Unit Sales") and Section 5.01 ("Merger, Consolidation or Sale of Assets").

SECTION 5.02           Successor Corporation Substituted.  Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of Parent, the Company or its Restricted Subsidiaries in a transaction that is subject to, and that complies with the provisions of, Section 5.01 ("Merger, Consolidation or Sale of Assets") hereof, the successor Person formed by such consolidation or into or with which Parent, the Company or Restricted Subsidiaries is or are merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the "Parent" or the "Company," as applicable, shall refer instead to the successor Person and not to Parent, the Company or the applicable Restricted Subsidiaries), and may exercise every right and power of Parent, the Company or Restricted Subsidiaries under this Indenture with the same effect as if such successor Person had been named as Parent, Company or Restricted Subsidiaries herein; provided, however, that the predecessor Parent, Company or Restricted Subsidiaries shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of Parent's, Company's or the applicable Restricted Subsidiaries' assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 ("Merger, Consolidation, or Sale of Assets") hereof.

ARTICLE VI

Defaults and Remedies

SECTION 6.01           Events of Default.  Each of the following is an event of default (an "Event of Default"):

(1)           default in any payment of interest or any Additional Amounts with respect to the Notes when due and continued for 30 days;

(2)           default in the payment when due (at maturity, upon redemption or required repurchase, upon declaration of acceleration or otherwise) of the principal of, or premium, if any, on, the Notes;

(3)           failure by Parent, the Company or any Guarantor to comply with Section 5.01 ("Merger, Consolidation, or Sale of Assets");

(4)           failure by Parent or any of the Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any covenant or agreement (other than a default referred to in clauses (1), (2) and (3) above) contained in this Indenture, the Collateral Agreements, the Notes or the Note Guarantees (provided that, in the case of Section 4.17 ("Reports"), such period of continuance to such default or breach shall be 120 days after written notice described in this clause (4) has been given);

(5)           default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Parent or any of the Restricted Subsidiaries (or the payment of which is guaranteed by Parent or any of the Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date hereof, if that default:

(A)           is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

(B)           results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in either case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25 million or more;

(6)           failure by Parent, any of the Restricted Subsidiaries or any other Guarantor to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25 million, which judgments are not paid, discharged or stayed for a period of 60 days after the due date thereof;

(7)           breach by the Company or any Guarantor of any material representation or warranty or agreement in the Collateral Agreements, the repudiation by the Company or any Guarantor of any of its obligations under the Collateral Agreements or the unenforceability of the Collateral Agreements against the Company or any Guarantor for any reason;

(8)           except as permitted by this Indenture or any Note Guarantee, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person duly acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(9)           certain events of bankruptcy or insolvency described in this Indenture with respect to Parent or any Restricted Subsidiary that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

SECTION 6.02           Acceleration.  In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Parent or any Restricted Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may (and the Trustee will, if directed by Holders of at least 25% in aggregate principal amount of the then outstanding Notes) declare all the Notes to be due and payable immediately.

SECTION 6.03           Other Remedies.  If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture or any Collateral Agreement.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All remedies are cumulative to the extent permitted by law.

SECTION 6.04           Waiver of Past Defaults.  Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, and Additional Amounts or interest on, the Notes (including in connection with a redemption or an offer to purchase right of Holders pursuant to Article III).

SECTION 6.05           Control by Majority.  Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability.  The Trustee may also withhold from Holders notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or Additional Amounts or premium, if any.

SECTION 6.06           Limitation on Suits.  In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any Holders unless such Holders have offered to the Trustee, and the Trustee has received, indemnity or security (or both) satisfactory to it against any loss, liability or expense.  Except to enforce the right to receive payment of principal, premium, if any, or interest or Additional Amounts, if any, when due, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1)           such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)           Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3)           such Holders have offered the Trustee, and the Trustee has received, security or indemnity (or both) satisfactory to it against any loss, liability or expense;

(4)           the Trustee has not complied with such request within 60 days after its receipt of the request and the offer of security or indemnity (or both) satisfactory to it; and

(5)           Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

SECTION 6.07           Rights of Holders To Receive Payment.  Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, and Additional Amounts or interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

SECTION 6.08           Collection Suit by Trustee or Noteholder Collateral Agent.  If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee or the Noteholder Collateral Agent may recover judgment (a) in its own name and (b)(1) in the case of the Trustee, as Trustee of an express trust or (2) in the case the Noteholder Collateral Agent, as collateral agent on behalf of the Holders, in each case against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, the Noteholder Collateral Agent and their respective agents and counsel.

If the Company fails to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding in its own name for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon the Notes, wherever situated.

SECTION 6.09           Trustee May File Proofs of Claim.  The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee or the Noteholder Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Noteholder Collateral Agent and their respective agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian or trustee in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee or the Noteholder Collateral Agent, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, the Noteholder Collateral Agent and their respective agents and counsel, and any other amounts due the Trustee or the Noteholder Collateral Agent under the Collateral Agreements and Section 7.07 ("Compensation and Indemnity") hereof.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 ("Compensation and Indemnity") hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee or the Noteholder Collateral Agent, as the case may be, to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10           Priorities.  If the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money or property in the following order:

First: to the Trustee, the Noteholder Collateral Agent, the Paying Agent and the Registrar for amounts due under Section 7.07 ("Compensation and Indemnity") hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee or the Noteholder Collateral Agent, as the case may be, and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a Record Date and Interest Payment Date for any payment to Holders pursuant to this Section 6.10.  At least 30 days before such Record Date, the Company shall mail to each Holder and the Trustee a notice that states the Record Date, the applicable payment date and the amount to be paid.

SECTION 6.11           Undertaking for Costs.  In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Noteholder Collateral Agent, as the case may be, for any action taken or omitted by it as a Trustee or the Noteholder Collateral Agent, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee or the Noteholder Collateral Agent, as the case may be, a suit by a Holder of a Note pursuant to Section 6.07 ("Rights of Holders to Receive Payment") hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE VII

Trustee

SECTION 7.01           Duties of Trustee.  (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and the Collateral Agreements, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

(b)           Except during the continuance of an Event of Default:

(1)           the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Collateral Agreements and the Trustee need perform only those duties that are specifically set forth in this Indenture and the Collateral Agreements and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)           in the absence of bad faith on its part, the Trustee may conclusively rely upon, as to the truth of the statements and the correctness of the opinions expressed therein, certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture, the Notes, the Note Guarantees or the Collateral Agreements, as applicable.  However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this

Indenture, the Notes, the Note Guarantees or the Collateral Agreement, as the case may be.

(c)           The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own wilful misconduct, except that:

(1)           this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2)           the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(3)           the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 ("Control by Majority") hereof; and

(4)           no provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability.  The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture or the Collateral Agreements at the request of any Holders, unless such Holder has offered to the Trustee, and the Trustee has received, security or indemnity (or both) satisfactory to it against any loss, liability or expense.

(d)           Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e)           The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02           Rights of Trustee.  (a)  The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b)           Before the Trustee acts or refrains from acting, it may require an Officers' Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers' Certificate or Opinion of Counsel.  The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)           The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture; provided, however, that the Trustee's conduct does not constitute willful misconduct or negligence.

(e)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f)           The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g)           In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h)           The Trustee shall not be required to take notice or be deemed to have notice of any Event of Default, except failure of the Company to cause to be made any of the payments required to be made to the Trustee, unless a Responsible Officer shall be specifically notified by a writing of such default delivered to the Corporate Trust Office of the Trustee.

(i)           The permissive rights of the Trustee enumerated herein shall not be construed as duties.

(j)           The Trustee may request that the Company deliver an Officers' Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

SECTION 7.03           Individual Rights of Trustee.  The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign.  The Trustee is also subject to Sections 7.10 ("Eligibility; Disqualification") and 7.11 ("Preferential Collection of Claims Against Company") hereof.

SECTION 7.04           Trustee's Disclaimer.  The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Collateral Agreements, the Notes, the Note Guarantees or the Collateral, it shall not be accountable for the Company's use of the proceeds from the Notes or any money paid to the Company or upon the Company's direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05           Notice of Defaults.  If a Default or Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to Holders, with a copy to the Noteholder Collateral Agent, a notice of the Default or Event of Default within 90 days after it occurs or if discovered later than 90 days, promptly after such discovery.  Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of Holders.

SECTION 7.06           Reserved.

SECTION 7.07           Compensation and Indemnity.  (a)  The Company will pay to the Trustee, Noteholder Collateral Agent, Paying Agent and Registrar (each, an "Indemnified Party") from time to time reasonable compensation for its acceptance of this Indenture, the Collateral Agreements and services hereunder and thereunder; provided that the compensation set forth in any written fee agreement executed in connection herewith shall be deemed reasonable.  The Trustee's compensation will not be limited by any law on compensation of a Trustee of an express trust.  The Company will reimburse each Indemnified Party promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses will include the reasonable compensation, disbursements and expenses of the Indemnified Party's agents and counsel.

(b)           The Company and each Guarantor, jointly and severally, shall indemnify the Indemnified Party against any and all losses, liabilities (including, without limitation, any environmental liability) or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture or the Collateral Agreements, including the reasonable costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence, willful misconduct or bad faith.  The Indemnified Party will notify the Company promptly of any claim for which it may seek indemnity.  Failure by the Indemnified Party to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder or under the Collateral Agreements.  The Company or such Guarantor will defend the claim and the Indemnified Party will cooperate in the defense.  Each Indemnified Party may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel if (i) the Company shall have failed to assume the defense thereof or employed counsel reasonably satisfactory to the Trustee, or (ii) the Trustee has been advised by such counsel that there may be one or more defenses available to it that are different from or in addition to those available to the Company.  Neither the Company nor any

Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c)           The obligations of the Company and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture and the termination of the Collateral Agreements or the earlier resignation or removal of such Indemnified Party.

(d)           To secure the Company's and the Guarantors' payment obligations in this Section 7.07, each Indemnified Party will have a Lien prior to the Notes on all money, Collateral or property held or collected by the Trustee, in its capacity as Trustee, or the Noteholder Collateral Agent in its capacity as Noteholder Collateral Agent, except, in the case of the Trustee, that held in trust to pay principal, premium, if any, and interest on particular Notes pursuant to Article VIII hereof.  Such Lien will survive the satisfaction and discharge of this Indenture.

(e)           When an Indemnified Party incurs expenses or renders services after an Event of Default specified in Section 6.01(9) or (10) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.08           Replacement of Trustee.  (a)  A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee's acceptance of appointment as provided in this Section 7.08.

(b)           The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company.  The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing and may appoint a successor Trustee.  The Company may remove the Trustee if:

(1)           the Trustee fails to comply with Section 7.10 ("Eligibility; Disqualification") hereof;

(2)           the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)           a custodian or public officer takes charge of the Trustee or its property;

(4)           the Trustee becomes incapable of acting; or

(5)           the Trustee has or acquires a conflict of interest that is not eliminated.

(c)           If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d)           A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture and the Collateral Agreements.  The successor Trustee shall mail a notice of any succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07.

(e)           The Company covenants that, in the event of the Trustee giving reasonable notice pursuant to this Section 7.08, it shall use its best efforts to procure a successor Trustee to be appointed.  If a successor Trustee is not appointed and does not take office within 30 days after the retiring Trustee resigns or is removed, the Company may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office.  If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 25% in outstanding principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(f)           If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 ("Eligibility; Disqualification") hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(g)           A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company.  Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee will mail a notice of its succession to Holders.  The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 ("Compensation and Indemnity") hereof.  Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company's obligations under Section 7.07 ("Compensation and Indemnity") hereof will continue for the benefit of the retiring Trustee.

SECTION 7.09           Successor Trustee by Merger, Etc.  If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.  As soon as practicable, the successor Trustee shall mail a notice of its succession to the Company and the Holders.  Any such successor must nevertheless be eligible and qualified under the provisions of Section 7.10 ("Eligibility; Disqualification") hereof.

SECTION 7.10           Eligibility; Disqualification.  There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate Trustee power, that is subject to supervision or examination by Federal or state authorities and which is generally recognized as a corporation which customarily performs such corporate trustee roles and provides such corporate trustee services in transactions similar in nature to the offering of the Notes as described in the Offering Memorandum and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

SECTION 7.11           Reserved.

SECTION 7.12           Trustee in Other Capacities; Noteholder Collateral Agent and Paying Agent.  References to the Trustee in Sections 7.01(b) and (e) ("Duties of Trustee"), 7.02 ("Rights of Trustee"), 7.03 ("Individual Rights of Trustee"), 7.04 ("Trustee's Disclaimer"), 7.07 ("Compensation and Indemnity"), and 7.08 ("Replacement of Trustee") shall be understood to include the Trustee when acting in its other capacities under this Indenture, including, without limitation, as Paying Agent and Noteholder Collateral Agent.  Without limiting the foregoing, and for the avoidance of doubt, such Sections shall be read to apply to the Noteholder Collateral Agent and the Collateral Agreements, mutatis mutandis, in addition to this Indenture.  The privileges, rights, indemnities, immunities and exculpatory provisions contained in this Indenture, including its right to be indemnified, shall apply to the Trustee, whether it is acting under this Indenture or the Collateral Agreements, and shall be enforceable by the Trustee in each of its capacities in which it may serve, and to each Agent, custodian and other person employed to act hereunder.

ARTICLE VIII

Legal Defeasance and Covenant Defeasance

SECTION 8.01           Option to Effect Legal Defeasance or Covenant Defeasance.  The Company may at any time, at the option of the Board of Directors of Parent evidenced by a resolution set forth in an Officers' Certificate, elect to have either Section 8.02 ("Legal Defeasance and Discharge") or 8.03 ("Covenant Defeasance") hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.02           Legal Defeasance and Discharge.  Upon the Company's exercise under Section 8.01 ("Option to Effect Legal Defeasance or Covenant Defeasance") hereof of the option applicable to this Section 8.02 ("Legal Defeasance and Discharge"), the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 ("Conditions to Legal or Covenant Defeasance") hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, "Legal Defeasance").  For this purpose, "Legal Defeasance" means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be "outstanding" only for the purposes of Section 8.05 ("Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions") hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)           the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest, Additional Amounts or premium, if any, on, such Notes (including in connection with any redemption or purchase of Notes pursuant to Article III) when such payments are due from the trust referred to in Section 8.05 ("Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions") hereof;

(2)           the Company's obligations with respect to the Notes under Article II and Section 4.02 ("Maintenance of Office or Agency") hereof concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)           the rights, powers, trusts, duties and immunities of the Trustee, and the Company's and the Guarantors' obligations in connection therewith; and

(4)           Section 8.02 ("Legal Defeasance and Discharge") of this Indenture.

Subject to compliance with this Article VIII, the Company may exercise its option under this Section 8.02 ("Legal Defeasance and Discharge") notwithstanding the prior exercise of its option under Section 8.03 ("Covenant Defeasance") hereof.

SECTION 8.03           Covenant Defeasance.  Upon the Company's exercise under Section 8.01 ("Option to Effect Legal Defeasance or Covenant Defeasance") hereof of the option applicable to this Section 8.03 ("Covenant Defeasance"), the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 ("Conditions to Legal or Covenant Defeasance") hereof, be released from each of their obligations under the covenants contained in Sections 4.07 ("Restricted Payments"), 4.08 ("Incurrence of Indebtedness and Issuance of Preferred Stock"), 4.09 ("Liens"), 4.10 ("Dividend and Other Payment Restrictions Affecting Subsidiaries"), 4.11 ("Transactions with Affiliates"), 4.12 ("Business Activities"), 4.14 ("Additional Note Guarantees"), 4.17 ("Reports"), 4.19 ("Offer to Repurchase Upon Change of Control"), 4.20 ("Asset Sales Other than a Drilling Unit"),

4.21 ("Drilling Unit Sales") and 4.22 ("Impairment of Security Interest") and clause (4) of Section 5.01 ("Merger, Consolidation or Sale of Assets") and Article XII hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 ("Conditions to Legal or Covenant Defeasance") hereof are satisfied (hereinafter, "Covenant Defeasance"), and the Notes will thereafter be deemed not "outstanding" for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed "outstanding" for all other purposes hereunder.  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 ("Events of Default") hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby.  In addition, upon the Company's exercise under Section 8.01 ("Option to Effect Legal Defeasance or Covenant Defeasance") hereof of the option applicable to this Section 8.03 ("Covenant Defeasance"), subject to the satisfaction of the conditions set forth in Section 8.04 ("Conditions to Legal or Covenant Defeasance") hereof, Sections 6.01(3) through 6.01(8) ("Events of Default") hereof will not constitute Events of Default.

SECTION 8.04           Conditions to Legal or Covenant Defeasance.  In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 ("Legal Defeasance and Discharge") or 8.03 ("Covenant Defeasance") hereof:

(1)           the Company must irrevocably deposit with the Paying Agent, in trust, for the benefit of the Holders of the Notes, cash in U.S.  dollars, non-callable Government Securities, or a combination of cash in U.S.  dollars and non-callable Government Securities, in amounts as will be sufficient, as affirmed in a writing delivered to the Trustee by a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, interest, Additional Amounts and premium, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular Redemption Date;

(2)           in the case of Legal Defeasance, the Company must deliver to the Trustee, Registrar and Paying Agent an Opinion of United States Counsel confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of this Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)           in the case of Covenant Defeasance, the Company must deliver to the Trustee, Registrar and Paying Agent an Opinion of United States Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)           no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from, or otherwise in connection with, the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(5)           such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which Parent or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)           the Company must deliver to the Trustee, Registrar and Paying Agent an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company or any Guarantor with the intent of defeating, hindering, delaying or defrauding any creditors of the Company, any Guarantor or others; and

(7)           the Company must deliver to the Trustee, Registrar and Paying Agent an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

If the funds deposited with the Paying Agent to effect Covenant Defeasance are insufficient to pay the principal of and interest on the Notes when due, then the obligations of the Company and the Guarantors under this Indenture will be revived and no such defeasance will be deemed to have occurred.

SECTION 8.05           Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.  Subject to Section 8.06 ("Repayment to Company") hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying Trustee, collectively for purposes of this Section, the "Trustee") pursuant to Section 8.04 ("Conditions to Legal or Covenant Defeasance") hereof in respect of the outstanding Notes will be (i) held in trust,

(ii) at the written direction of the Company, such money may be invested, prior to maturity of the Notes, in Government Securities, and (iii) applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 ("Conditions to Legal or Covenant Defeasance") hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article VIII to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 ("Conditions to Legal or Covenant Defeasance") hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) ("Conditions to Legal or Covenant Defeasance") hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06           Repayment to Company.  Subject to any unclaimed property law, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money or Government Securities, and all liability of the Company as Trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times or The Wall Street Journal, notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

SECTION 8.07           Reinstatement.  If the Trustee or Paying Agent is unable to apply any U.S.  dollars or non-callable Government Securities in accordance with Sections 8.02 ("Legal Defeasance and Discharge") or 8.03 ("Covenant Defeasance") hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company's and the Guarantors' obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 ("Legal Defeasance and Discharge") or 8.03 ("Covenant Defeasance") hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 ("Legal Defeasance and Discharge") or 8.03 ("Covenant Defeasance") hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01           Without Consent of Holders.  Notwithstanding Section 9.02 ("With Consent of Holders") of this Indenture, the Company, the Guarantors and the Trustee and, if any amendment relates to any Collateral Agreement, the Noteholder Collateral Agent, may amend or supplement this Indenture, the Notes, the Note Guarantees and any of the Collateral Agreements without the consent of any Holder:

(1)           to cure any ambiguity, defect or inconsistency;

(2)           to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)           to provide for the assumption of the Company's or a Guarantor's obligations to Holders and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company's or such Guarantor's assets, as applicable;

(4)           to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder;

(5)           to conform the text of this Indenture, the Collateral Agreements, the Notes or the Note Guarantees to any provision of the "Description of Notes" as described in the Offering Memorandum to the extent that such provision in the Description of Notes was intended to set forth, verbatim or in substance, in a provision of this Indenture, the Collateral Agreements, the Notes or the Note Guarantees, which intent shall be evidenced by an Officers' Certificate to that effect;

(6)           to evidence and provide for the acceptance of the appointment under this Indenture and the Collateral Agreements of a successor Trustee or Noteholder Collateral Agent;

(7)           to make any other provisions with respect to matters or questions arising under this Indenture, the Collateral Agreements, the Notes or the Note Guarantees; provided that the actions pursuant to this clause will not adversely affect the interests of the Holders of the Notes in any material respect, as determined in good faith by the Company;

(8)           to enter into additional or supplemental Collateral Agreements, including to add Note Guarantees with respect to the Notes or additional assets as Collateral to secure the Notes and the Note Guarantees;

(9)           to release Collateral or any Note Guarantee when permitted or required by this Indenture or the Collateral Agreements;

(10)         to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes;

(11)         to enter into, and to perfect security interests and Liens granted therein, the Collateral Agreements and transactions contemplated thereby respecting the registration and mortgaging of Drilling Units; or

(12)         to accept and consent to, and to take all steps to perfect a security interest under, Collateral Agreements to be granted subsequent to the Issue Date respecting Drilling Units, Drilling Contracts and other Collateral.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02(b) ("Rights of Trustee") hereof, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

SECTION 9.02           With Consent of Holders.  Except as provided in Section 9.01 ("Without Consent of Holders") and in this Section 9.02, this Indenture, the Notes, the Note Guarantees and any of the Collateral Agreements may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes, the Note Guarantees or any Collateral Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).  Section 2.08 ("Outstanding Notes") and Section 2.09 ("Treasury Notes") hereof shall determine which Notes are considered to be "outstanding" for purposes of this Section 9.02.

Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)           reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)           reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the purchase or redemption of the Notes (other than provisions relating to the covenants described above under Sections 3.07 ("Optional Redemption"), 3.08 ("Optional Redemption for Changes in Withholding Taxes"), 3.09 ("Mandatory Redemption Upon Total Loss of a Drilling Unit"), 4.19 ("Offer to Repurchase Upon Change of Control"), 4.20 ("Asset Sales Other than a Drilling Unit") and 4.21 ("Drilling Unit Sales") that are not related to the principal or premium payable upon such purchase or redemption or the time at which any Note may or shall be redeemed or repurchased);

(3)           reduce the rate of or change the time for payment of interest on any Note;

(4)           impair the right of any Holder to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);

(5)           waive a Default or Event of Default in the payment of principal of, or interest, Additional Amounts or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the Payment Default that resulted from such acceleration);

(6)           make any Note payable in money other than that stated in the Notes;

(7)           make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest, Additional Amounts or premium, if any, on, the Notes;

(8)           waive a redemption or repurchase payment with respect to any Note (other than a payment required by one of the covenants described above under Sections 3.07 ("Optional Redemption"), 3.08 ("Optional Redemption for Changes in Withholding Taxes"), 3.09 ("Mandatory Redemption Upon Total Loss of a Drilling Unit"), 4.19 ("Offer to Repurchase Upon Change of Control"), 4.21 ("Asset Sales Other than a Drilling Unit") and 4.20 ("Drilling Unit Sales") to the extent the conditions requiring such redemption or repayment in effect prior to such waiver have not yet been triggered or satisfied);

(9)           release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(10)         make any change in the preceding amendment and waiver provisions.

Notwithstanding the foregoing, the consent of Holders representing at least two-thirds of outstanding Notes will be required to release all or substantially all of the Collateral other than in accordance with this Indenture and the Collateral Agreements.

The consent of Holders is not necessary under this Indenture to approve the particular form of any proposed amendment; provided that such consent approves the substance of any such proposed amendment.

The Trustee and the Noteholder Collateral Agent will be entitled to rely on Officers' Certificates and Opinions of Counsel that any such amendment, supplement or waiver is in compliance with the terms of this Indenture.

SECTION 9.03           Reserved.

SECTION 9.04           Revocation and Effect of Consents.  Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder's Note, even if notation of the consent is not made on any Note.  However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a Record Date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver.  If a Record Date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such Record Date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such amendment or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such Record Date.

SECTION 9.05           Notation on or Exchange of Notes.  The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06           Trustee and Noteholder Collateral Agent to Sign Amendments, Etc.  The Trustee and/or the Noteholder Collateral Agent will sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and/or the Noteholder Collateral Agent.  The Company may not sign an amended or supplemental indenture until the Board of Directors of the Company approves it.  In executing any amended or supplemental indenture, the Trustee and/or the Noteholder Collateral Agent, as the case may be, will be entitled to receive and (subject to Section 7.01 ("Duties of Trustee") hereof) will be fully protected in relying upon, in addition to the documents required by Section 13.02 ("Certificate and Opinion as to Conditions Precedent") hereof, an Officers' Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company and any Guarantor party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.

ARTICLE X

Satisfaction and Discharge

SECTION 10.01         Satisfaction and Discharge.  This Indenture, and the rights of the Trustee and the Holders under the Collateral Agreements will be discharged and will cease to be of further effect as to all Notes issued thereunder when:

(1)           either:

(A)           all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Registrar for cancelation; or

(B)           all Notes that have not been delivered to the Registrar for cancelation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Paying Agent as trust funds in trust solely for the benefit of the Holders, cash in U.S.  dollars, non-callable Government Securities, or a combination of cash in U.S.  dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Registrar for cancelation of principal, premium and Additional Amounts, if any, and accrued interest to the date of maturity or redemption;

(2)           in respect of Section 10.01(1)(B), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or

Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(3)           the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(4)           Parent or the Company has delivered irrevocable instructions to the Trustee, Registrar and Paying Agent under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the Redemption Date, as the case may be.

In addition, the Parent must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee, Registrar and Paying Agent stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (B) of clause (1) of this Section 10.01, the provisions of Sections 10.02 ("Application of Trust Money") and 8.06 ("Repayment to Company") hereof will survive.  In addition, nothing in this Section 10.01 will be deemed to discharge those provisions of Section 7.07 ("Compensation and Indemnity") hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

SECTION 10.02         Application of Trust Money.  Subject to the provisions of Section 8.05 ("Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions") hereof, all money deposited with the Trustee pursuant to Section 10.01 ("Satisfaction and Discharge") hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 10.01 ("Satisfaction and Discharge") hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company's and any Guarantor's obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to

Section 10.01 ("Satisfaction and Discharge") hereof; provided that if the Company has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE XI

Note Guarantees

SECTION 11.01         Note Guarantee.  (a) Subject to this Article XI, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees on a senior secured basis to the extent, with respect to security, set forth in Article XII and the Collateral Agreements, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Noteholder Collateral Agent and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes, the Collateral Agreements or the obligations of the Company hereunder or thereunder, that:

(1)           the principal of, premium, if any, and interest on, the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee and the Noteholder Collateral Agent hereunder or thereunder or under any Collateral Agreement will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2)           in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)           The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes, any Collateral Agreement or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.  Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note

Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)           If any Holder, the Noteholder Collateral Agent or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee, the Noteholder Collateral Agent or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)           Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Noteholder Collateral Agent and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.  The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

SECTION 11.02         Limitation on Guarantor Liability.  Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law to the extent applicable to any Note Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of each such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article XI, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

SECTION 11.03         Releases.  The Note Guarantee of a Guarantor (other than Parent) will be automatically and unconditionally released:

(1)           in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation or amalgamation) to a Person that is not (either before or after giving effect to such transaction) Parent or a Restricted Subsidiary, if the sale or other disposition is conducted in accordance with Section 4.20 ("Asset Sales

Other than a Drilling Unit"), Section 4.21 ("Drilling Unit Sales") or Article V of this Indenture and complies with the Collateral Agreements;

(2)           in connection with any sale or other disposition of Capital Stock of that Guarantor following which such Guarantor is no longer a Subsidiary of Parent, if the sale or other disposition is conducted in accordance with Section 4.20 ("Asset Sales Other than a Drilling Unit"), Section 4.21 ("Drilling Unit Sales") or Article V of this Indenture and complies with the Collateral Agreements;

(3)           if Parent designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture;

(4)           upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture as provided under Sections 8.02 ("Legal Defeasance and Discharge"), 8.03 ("Covenant Defeasance") and 10.01 ("Satisfaction and Discharge"); or

(5)           in the case of any Guarantor that is not a Company Subsidiary Guarantor, upon the contemporaneous release or discharge of all guarantees and pledges by such Guarantor that would have required such Guarantor to guarantee the Notes pursuant to Section 4.14 ("Additional Note Guarantees") or release by or as a result of payment in full by such Guarantor under such guarantee or pledge.

Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 11.04 will remain liable for the full amount of principal of, and interest and premium, if any, on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article XI.

ARTICLE XII

Security

SECTION 12.01         Grant of Security Interests.  (a)  The Company and the Guarantors:

(1)           shall grant a security interest in the Collateral as set forth in the Collateral Agreements to the Noteholder Collateral Agent for the benefit of the Holders, the Noteholder Collateral Agent and the Trustee, to secure the due and punctual payment of the principal of, premium and Additional Amounts, if any, and interest on the Notes and amounts due hereunder and under the Note Guarantees when and as the same shall be due and payable, whether at Stated Maturity thereof, on an Interest Payment Date, by acceleration, purchase, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest (to the extent permitted by law), if any, on, the Notes and the performance of all other Obligations of the Company and the

Guarantors to the Holders, the Noteholder Collateral Agent and the Trustee under this Indenture, the Collateral Agreements, the Note Guarantees and the Notes, subject to any Permitted Liens;

(2)           hereby covenant (A) to perform and observe their obligations under the Collateral Agreements and (B) take any and all commercially reasonable actions (including without limitation the covenants set forth in Section 4.22 ("Impairment of Security Interest") and in this Article) required to cause the Collateral Agreements to create and maintain, as security for the Obligations contained in this Indenture, the Notes, the Collateral Agreements and the Note Guarantees valid and enforceable, perfected (except as expressly provided herein or therein) security interests in and on all the Collateral, in favor of the Noteholder Collateral Agent, superior to and prior to the rights of all third Persons, and subject to no other Liens (other than Permitted Liens), in each case, except as expressly permitted herein or therein;

(3)           shall warrant and defend the title to the Collateral against the claims of all persons, subject to any Permitted Liens; and

(4)           shall do or cause to be done, at their sole cost and expense, all such actions and things as may be necessary, or as may be required by the provisions of the Collateral Agreements, to confirm to the Noteholder Collateral Agent the security interests in the Collateral contemplated hereby and by the Collateral Agreements, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes and Note Guarantees secured hereby, according to the intent and purpose herein and therein expressed.

(b)           Each Holder, by its acceptance of a Note:

(1)           appoints the Noteholder Collateral Agent to act as its agent (and by its signature below, the Noteholder Collateral Agent accepts such appointment); and

(2)           consents and agrees to the terms of each Collateral Agreement, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms, and authorizes and directs the Noteholder Collateral Agent to enter into the Collateral Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith.  It is expressly acknowledged and agreed that, in doing so, the Noteholder Collateral Agent is not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose.  Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, or pursuant to, the Collateral Agreements or any other document purporting to create a security interest in favor of the Noteholder Collateral Agent, the Noteholder Collateral Agent shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

(c)           The Trustee, at the direction of the Holders, will determine the circumstances and manner in which the Collateral will be disposed of, including, but not limited to, the determination of whether to release all or any portion of the Collateral from the Liens created by the Collateral Agreements and whether to foreclose on the Collateral following a Default or Event of Default.

SECTION 12.02         Recording and Opinions.  (a) The Company shall, and shall cause each of the Guarantors to, at their sole cost and expense, take or cause to be taken all commercially reasonable action required to perfect (except as expressly provided in the Collateral Agreements), maintain (with the priority required under the Collateral Agreements), preserve and protect the security interests in the Collateral granted by the Collateral Agreements, including (i) the filing of financing statements, continuation statements, collateral assignments and any instruments of further assurance, in such manner and in such places as may be required by law to preserve and protect fully the rights of the Holders, the Noteholder Collateral Agent, and the Trustee under this Indenture and the Collateral Agreements to all property comprising the Collateral pursuant to the terms of the Collateral Agreements, and (ii) the delivery of the certificates, if any, evidencing the certificated securities pledged under the Collateral Agreements, duly endorsed in blank or accompanied by undated stock powers or other instruments of transfer executed in blank.  The Company shall from time to time promptly pay all financing and continuation statement recording and/or filing fees, charges and recording and similar taxes relating to this Indenture, the Collateral Agreements and any amendments hereto or thereto and any other instruments of further assurance required pursuant thereto.  Neither the Company nor any Guarantor will be permitted to take any action, or omit to take any action, which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Noteholder Collateral Agent, the Trustee or the Holders except as expressly set forth herein or in any Collateral Agreement.

(b)           If property of a type constituting Collateral is acquired by the Company or any Company Subsidiary Guarantor that is not automatically subject to a Lien or perfected security interest under the Collateral Agreements or if there is a new Company Subsidiary Guarantor, then the Company or such Company Subsidiary Guarantor will, as soon as practicable after such property's acquisition or such Subsidiary becoming a Company Subsidiary Guarantor and in any event within 10 Business Days, grant Liens having first priority on such property (or, in the case of a new Guarantor, all of its assets constituting the type that is Collateral) in favor of the Noteholder Collateral Agent and deliver certain certificates (including in the case of real property title insurance) in respect thereof as required by this Indenture or the Collateral Agreements and take all necessary steps to perfect the security interest represented by such Liens as required by the Collateral Agreements.

(c)           The Company shall furnish to the Trustee and the Noteholder Collateral Agent prompt written notice of any change (i) in the legal name of Parent, the

Company or any Company Subsidiary Guarantor, as set forth in its organizational documents, (ii) in the jurisdiction of organization or the form of organization of Parent, the Company or any Company Subsidiary Guarantor (including as a result of any merger or consolidation), or (iii) in the organizational identification number, if any, or, with respect to Parent, the Company or any Company Subsidiary Guarantor organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such person.  The Company shall not effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Noteholder Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(d)           The Company shall furnish to the Trustee and the Noteholder Collateral Agent (if other than the Trustee), on or within one month of December 31 of each year, commencing December 31, 2012, an Opinion of Counsel either (1) stating that, in the opinion of such counsel, all action necessary to perfect or continue the perfection of the security interests created by the Collateral Agreements and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given have been taken or (2) stating that, in the Opinion of such Counsel, no such action is necessary to perfect or continue the perfection of any security interest created under any of the Collateral Agreements.

(e)           Neither the Trustee nor the Noteholder Collateral Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens on any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Trustee or the Noteholder Collateral Agent, for the validity or sufficiency of the Collateral, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.  Neither the Trustee nor the Noteholder Collateral Agent shall have any responsibility for recording, filing, re-recording or refiling any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Collateral Agreements or otherwise (except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any other Collateral Agreement) and such responsibility shall be solely that of the Grantors.

SECTION 12.03         Release of Collateral.   (a) The Company and the Guarantors will be entitled to releases of assets included in the Collateral from the Liens securing Obligations under this Indenture under any one or more of the following circumstances:

(1)           upon the full and final payment and performance of all Obligations of the Company and the Guarantors under the Notes, this Indenture, the Note Guarantees and the Collateral Agreements;

(2)           with respect to any asset constituting Collateral (other than the Capital Stock of the Company), if such Collateral is sold or otherwise disposed of in accordance with the terms of Section 4.20 ("Asset Sales Other than a Drilling Unit") and Section 4.21 ("Drilling Unit Sales") and the Collateral Agreements (other than the provisions thereof relating to the future use of the proceeds of such sale or other disposition) and the Company has delivered to the Noteholder Collateral Agent an Officers' Certificate and Opinion of Counsel reasonably acceptable to the Trustee (with customary assumptions and qualifications for such types of opinion) certifying to such effect; provided that (a) any cash received from a disposition of Collateral will be required to be deposited in a deposit account controlled by the Company and held as Collateral subject to the Liens under the Collateral Agreements pending its application or use in compliance with Section 4.20 ("Asset Sales Other than a Drilling Unit") and Section 4.21 ("Drilling Unit Sales") and, from such deposit account, Parent, the Company or any Company Subsidiary Guarantor may withdraw funds to deploy the proceeds of an Asset Sale in compliance with Section 4.20 ("Asset Sales Other than a Drilling Unit"); and (b) to the extent that any disposition in such Asset Sale was of Collateral, the non-cash consideration received is pledged as Collateral under the Collateral Agreements substantially simultaneously with such sale, in accordance with the requirements set forth in this Indenture and the Collateral Agreements;

(3)           upon legal or covenant defeasance or satisfaction and discharge of the Notes as provided in Sections 8.02, 8.03 and 10.01 ("Legal Defeasance and Discharge," "Covenant Defeasance" and "Satisfaction and Discharge," respectively); or

(4)           if any Guarantor is released from its Note Guarantee in accordance with the terms of this Indenture (including by virtue of such Guarantor ceasing to be a Restricted Subsidiary), that Guarantor's assets will also be released from the Liens securing its Note Guarantee and the other Obligations.

(b)           Upon receipt of any necessary or proper instruments of termination, satisfaction or release prepared by the Company or the Guarantors, as the case may be, the Noteholder Collateral Agent shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Collateral Agreements.

(c)           The release of any Collateral from the terms of the Collateral Agreements shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to this Indenture and the Collateral Agreements.

SECTION 12.04         Form and Sufficiency of Release.  In the event that the Company or any Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that may be sold, exchanged or otherwise disposed of by the Company or any Guarantor to any Person other than the Company or a Guarantor, and the Company or any Guarantor requests in writing that the Noteholder Collateral Agent furnish a written disclaimer, release or quitclaim of any interest in such property under this Indenture and the Collateral Agreements, the Noteholder Collateral Agent shall execute, acknowledge and deliver to the Company or such Guarantor (in proper form prepared by the Company or such Guarantor) such an instrument without representation or warranty promptly after satisfaction of the conditions set forth herein for delivery of any such release.  Notwithstanding the preceding sentence, all purchasers and grantees of any property or rights purporting to be released herefrom shall be entitled to rely upon any release executed by the Noteholder Collateral Agent hereunder as sufficient for the purpose of this Indenture and as constituting a good and valid release of the property therein described from the Lien of this Indenture or of the Collateral Agreements.

SECTION 12.05         Authorization of Actions to be Taken by the Noteholder Collateral Agent Under the Collateral Agreements.  Subject to the provisions of the applicable Collateral Agreements, the Trustee and each Holder, by acceptance of any Notes agrees that (a) the Noteholder Collateral Agent shall execute and deliver the Collateral Agreements, and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof, (b) the Noteholder Collateral Agent may, in its sole discretion and without the consent of the Trustee or the Holders, take all actions it deems necessary or appropriate in order to (i) enforce any of the terms of the Collateral Agreements and (ii) collect and receive any and all amounts payable in respect of the Obligations of the Company and the Guarantors hereunder and under the Notes, the Note Guarantees and the Collateral Agreements and (c) the Noteholder Collateral Agent shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any act that may be unlawful or in violation of the Collateral Agreements or this Indenture, and suits and proceedings as the Noteholder Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Trustee and the Holders in the Collateral (including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest thereunder or be prejudicial to the interests of the Noteholder Collateral Agent, the Holders or the Trustee).  Notwithstanding the foregoing, the Noteholder Collateral Agent may, at the expense of the Company, request the direction of the Holders with respect to any such actions and upon receipt of the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, shall take such actions.

SECTION 12.06         Authorization of Receipt of Funds by the Trustee Under the Collateral Agreements.  The Noteholder Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Agreements, as applicable, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 ("Priorities") and the other provisions of this Indenture.

SECTION 12.07         Replacement of Noteholder Collateral Agent.  (a)  A resignation or removal of the Noteholder Collateral Agent and appointment of a successor Noteholder Collateral Agent will become effective only upon the successor Noteholder Collateral Agent's acceptance of appointment as provided in this Section 12.07.

(b)           The Noteholder Collateral Agent may resign in writing at any time and be discharged from its duties and obligations hereby created by so notifying the Company.  The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Noteholder Collateral Agent by so notifying the Noteholder Collateral Agent and the Company in writing and may appoint a successor Noteholder Collateral Agent.  The Company may remove the Noteholder Collateral Agent if:

(1)           the Noteholder Collateral Agent fails to comply with Section 7.10 ("Eligibility; Disqualification") hereof, with references to the "Trustee" therein being replaced by references to the "Noteholder Collateral Agent";

(2)           the Noteholder Collateral Agent is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Noteholder Collateral Agent under any Bankruptcy Law;

(3)           a custodian or public officer takes charge of the Noteholder Collateral Agent or its property;

(4)           the Noteholder Collateral Agent becomes incapable of acting; or

(5)           the Noteholder Collateral Agent has or acquires a conflict of interest that is not eliminated.

(c)           If the Noteholder Collateral Agent resigns or is removed or if a vacancy exists in the office of Noteholder Collateral Agent for any reason, the Company will promptly appoint a successor Noteholder Collateral Agent.  Within one year after the successor Noteholder Collateral Agent takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Noteholder Collateral Agent to replace the successor Noteholder Collateral Agent appointed by the Company.

(d)           A successor Noteholder Collateral Agent shall deliver a written acceptance of its appointment to the retiring Noteholder Collateral Agent and to the Company.  Thereupon the resignation or removal of the retiring Noteholder Collateral

Agent shall become effective, and the successor Noteholder Collateral Agent shall have all the rights, powers and duties of the Noteholder Collateral Agent under this Indenture and the Collateral Agreements.  The successor Noteholder Collateral Agent shall mail a notice of any succession to Holders.  The retiring Noteholder Collateral Agent shall promptly transfer all property held by it as Noteholder Collateral Agent to the successor Noteholder Collateral Agent, provided that all sums owing to the Noteholder Collateral Agent hereunder have been paid and subject to the Lien provided for in Section 7.07.

(e)           The Company covenants that, in the event of the Noteholder Collateral Agent giving reasonable notice pursuant to this Section 12.07, it shall use its best efforts to procure a successor Noteholder Collateral Agent to be appointed.  If a successor Noteholder Collateral Agent is not appointed and does not take office within 30 days after the retiring Noteholder Collateral Agent resigns or is removed, the Company may appoint a successor Noteholder Collateral Agent at any time prior to the date on which a successor Noteholder Collateral Agent takes office.  If a successor Noteholder Collateral Agent does not take office within 60 days after the retiring Noteholder Collateral Agent resigns or is removed, the retiring Noteholder Collateral Agent, the Company or the Holders of at least 25% in outstanding principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Noteholder Collateral Agent.

(f)           If the Noteholder Collateral Agent, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 ("Eligibility; Disqualification") hereof, with references to the "Trustee" therein being replaced by references to the "Noteholder Collateral Agent", such Holder may petition any court of competent jurisdiction for the removal of the Noteholder Collateral Agent and the appointment of a successor Noteholder Collateral Agent.

(g)           A successor Noteholder Collateral Agent will deliver a written acceptance of its appointment to the retiring Noteholder Collateral Agent and to the Company.  Thereupon, the resignation or removal of the retiring Noteholder Collateral Agent will become effective, and the successor Noteholder Collateral Agent will have all the rights, powers and duties of the Noteholder Collateral Agent under this Indenture.  The successor Noteholder Collateral Agent will mail a notice of its succession to Holders.  The retiring Noteholder Collateral Agent will promptly transfer all property held by it as Noteholder Collateral Agent to the successor Noteholder Collateral Agent; provided all sums owing to the Noteholder Collateral Agent hereunder have been paid and subject to the Lien provided for in Section 7.07 ("Compensation and Indemnity") hereof.  Notwithstanding replacement of the Noteholder Collateral Agent pursuant to this Section 12.07, the Company's obligations under Section 7.07 ("Compensation and Indemnity") hereof will continue for the benefit of the retiring Noteholder Collateral Agent.

SECTION 12.08         Further Assurances.  (a)  Neither the Company nor any Guarantor will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than (i) the Notes, (ii) solely with respect to the sale of Collateral subject to a Permitted Equipment Lien, the agreements governing

Indebtedness secured by such Permitted Equipment Lien or (iii) otherwise as may be permitted or required by this Indenture and the Collateral Agreements.

(b)           To the extent that any Assignments, Mortgage, instrument or other document is required to be delivered to create, give effect to or perfect the Liens, the Company and the Guarantors will be required to use their commercially reasonable efforts to deliver such Assignments, Mortgages, instrument and/or other documents as soon as possible but in no event later than 30 days following the Issue Date or, if an asset is acquired or delivered after the Issue Date, not later than 10 Business Days after such acquisition or delivery date.

(c)           Parent and the Company shall, and the Company shall cause any Company Subsidiary Guarantor to, at its sole cost and expense, (i) at the request of the Noteholder Collateral Agent, acting at the direction of the Noteholders or the Trustee, execute and deliver all such agreements and instruments and take all further action as may be reasonably necessary or desirable to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Agreements; and (ii) at the request of the Noteholder Collateral Agent, acting at the direction of the Noteholders or the Trustee, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Collateral Agreements.  In addition, the Ship Mortgages will contain customary mortgagor representations and covenants, as applicable, relating to certain maritime liens, chartering, use and maintenance, class record inspection, insurance and vessel management.

(d)           In addition, if Parent, the Company or any Company Subsidiary Guarantor becomes organized, through a merger or otherwise, in a jurisdiction other than the Republic of Marshall Islands, the United States of America, any state of the United States or the District of Columbia, then Parent, the Company and such Company Subsidiary Guarantor shall take all further action to continue and maintain the Noteholder Collateral Agent's first-priority perfected security interest in the Collateral.

SECTION 12.09         Noteholder Collateral Agent.

(a)           The provisions of this Section 12.09 are solely for the benefit of the Noteholder Collateral Agent and none of the Trustee, any of the Holders, the Company nor any of the Guarantors shall have any rights as a third party beneficiary of any of the provisions contained herein.  Each Holder agrees that any action taken by the Noteholder Collateral Agent in accordance with the provisions of this Indenture and the Collateral Agreements, and the exercise by the Noteholder Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders.  Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Collateral Agreements, the duties of the Noteholder Collateral Agent shall be ministerial and administrative in nature, and the Noteholder Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other documents to which the Noteholder Collateral Agent is a party, nor shall the Noteholder Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, the Company or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Collateral Agreements or otherwise exist against the Noteholder Collateral Agent.  Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Indenture with reference to the Noteholder Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)           The Noteholder Collateral Agent may perform any of its duties under this Indenture and the Collateral Agreements by or through receivers, agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon, any advice or opinion given by legal counsel.  The Noteholder Collateral Agent shall not be responsible for the negligence or willful misconduct of any receiver, agent, employee or attorney-in-fact that it selects as long as such selection was made in good faith.

(c)           None of the Noteholder Collateral Agent or any of its respective agents, employees, or attorneys-in-fact shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision) or under or in connection with any Collateral Agreements or the transactions contemplated thereby (except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any Guarantor or Affiliate of any Guarantor, or any Officer thereof, contained in this Indenture or the Collateral Agreements, or in any certificate, report, statement or other document referred to or provided for in, or received by the Noteholder Collateral Agent under or in connection with, this Indenture or the Collateral Agreements, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture or the Collateral Agreements, or for any failure of the Company or any Guarantor or any other party to this Indenture or the Collateral Agreements to perform its obligations hereunder or thereunder.  None of the Noteholder Collateral Agent or any of its respective agents, employees, or attorneys-in-fact shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance by the Company or any Guarantor of any of the agreements contained in, or conditions of, this Indenture or the Collateral Agreements or to inspect the properties, books, or records of the Company or any Guarantor or any of their respective Affiliates.

(d)           The Noteholder Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail)

believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any Guarantor), independent accountants and other experts and advisors selected by the Noteholder Collateral Agent.  The Noteholder Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document.  The Noteholder Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture or the Collateral Agreements in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes.

(e)           The Noteholder Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Noteholder Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a "notice of default." The Noteholder Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 hereof or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.09).

(f)           The Noteholder Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by the Company or any Guarantor or is cared for, protected, or insured or has been encumbered, or that the Noteholder Collateral Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or any portion of the Company or any Guarantor's property constituting Collateral intended to be subject to the Lien and security interest of the Collateral Agreements has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the discretionary rights, authorities and powers granted or available to the Noteholder Collateral Agent pursuant to this Indenture or any Collateral Agreement other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Collateral Agreements.

(g)           No provision of this Indenture or any Collateral Agreement shall require the Noteholder Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders or the Trustee if it shall not have received indemnity from the Holders satisfactory to the Noteholder Collateral Agent against potential costs and liabilities incurred by the Noteholder Collateral Agent relating thereto.  Notwithstanding anything to the contrary contained in this Indenture or the Collateral Agreements, in the event the Noteholder Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Noteholder Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Noteholder Collateral Agent has determined that the Noteholder Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Noteholder Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Noteholder Collateral Agent in its sole discretion, protecting the Noteholder Collateral Agent from all such liability.  The Noteholder Collateral Agent shall at any time be entitled to cease taking any action described above if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.

(h)           The Noteholder Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture and the Collateral Agreements or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Noteholder Collateral Agent may agree in writing with the Company (and money held in trust by the Noteholder Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel.  The grant of permissive rights or powers to the Noteholder Collateral Agent shall not be construed to impose duties to act.

ARTICLE XIII

Miscellaneous

SECTION 13.01         Notices.  Any notice or communication by the Company, any Guarantor, the Trustee or the Noteholder Collateral Agent to the others is duly given if in English, in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others' address:

If to the Company and/or any Guarantor:
Drill Rigs Holdings Inc.

c/o Ocean Rig UDW Inc. Tribune House 10 Skopa Street Nicosia, Cyprus Attention: Mr. Savvas Georghiades
Facsimile: +357 2276 1542
+357 2276 0128

With a copy to:

Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 United States of America Facsimile: +1 (212) 480-8421
Attention: Gary J. Wolfe, Esq.
Robert Lustrin, Esq.

If to the Trustee:

U.S. Bank National Association 100 Wall Street, Suite 1600 New York, New York 10005 Attention: Corporate Trust Services Facsimile: (212) 361-5217

If to the Noteholder Collateral Agent:

Deutsche Bank Trust Company Americas
Trust and Agency Services
60 Wall Street, 27th Floor
Mail Stop: NYC60-2710
New York, New York 10005
USA
Attn: Corporate Team, Drill Rigs Holdings
Facsimile No.: (732) 578-4635

With a copy to:

Deutsche Bank National Trust Company
for Deutsche Bank Trust Company Americas
Trust and Agency Services
100 Plaza One – 6th Floor
MSJCY03-0699
Jersey City, NJ 07311-3901
USA
Attn: Corporate Team, Drill Rigs Holdings
Facsimile No.: (732) 578-4635

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered;

five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery or by electronic means to its address shown on the register kept by the Registrar.  Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), pursuant to the customary procedures of such Depositary.  So long as the Notes are traded on the Global Exchange Market and the rules and regulations of the Irish Stock Exchange so require, all notices to Holders will also be published in The Irish Times or in another daily newspaper published in Ireland approved by the trustee or on the website of the Irish Stock Exchange.

Any Holder may obtain a copy of this Indenture and the Collateral Agreements without charge by writing to the Company at: Drill Rigs Holdings Inc., c/o Ocean Rig UDW Inc., 10 Skopa Street, Tribune House, 2nd Floor, Office 202, CY 1075, Nicosia, Cyprus; Attention: Savvas Georghiades.

SECTION 13.02         Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Company to the Trustee or the Noteholder Collateral Agent, as the case may be, to take any action under this Indenture or any Collateral Agreement, the Company shall furnish to the Trustee or the Noteholder Collateral Agent, as the case may be:

(1)           an Officers' Certificate in form and substance reasonably satisfactory to the Trustee or the Noteholder Collateral Agent, as the case may be (which must include the statements set forth in Section 13.03 ("Statements Required in Certificate or Opinion") hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture or any Collateral Agreement relating to the proposed action have been satisfied; and

(2)           an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.03 ("Statements Required in Certificate or Opinion") hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 13.03         Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture or any Collateral Agreement shall include:

(1)           a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)           a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4)           a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 13.04         Rules by Trustee and Agents.  The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 13.05         No Personal Liability of Directors, Officers, Employees and Stockholders.  No present, past or future director, officer, employee, incorporator or stockholder of Parent or any Restricted Subsidiary, as such, will have any liability for any obligations of Parent or any Restricted Subsidiary under the Notes, this Indenture or the Note Guarantees, the Collateral Agreements or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the Federal securities laws.

SECTION 13.06         Governing Law.  THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES, THE COLLATERAL AGREEMENTS AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Company and Guarantors irrevocably appoint Seward & Kissel LLP, which currently maintains a New York City office at One Battery Park Plaza, New York, New York 10004, United States of America, Attention: Gary Wolfe, as its agent to receive service of process or other legal summons for purposes of any such suit, action or proceeding that may be instituted in any state or Federal court in the Borough of Manhattan in the City of New York.

SECTION 13.07         No Adverse Interpretation of Other Agreements.  This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 13.08         Successors.  All agreements of the Company in this Indenture and the Notes will bind its successors.  All agreements of the Trustee and the Noteholder Collateral Agent in this Indenture will bind its successors.  All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.05 ("Releases") hereof.

SECTION 13.09         Severability.  In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

SECTION 13.10         Counterpart Originals.  The parties may sign any number of copies of this Indenture.  Each signed copy will be an original, but all of them together represent the same agreement.

SECTION 13.11         Table of Contents, Headings, Etc.  The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

SECTION 13.12         Prescription.  Claims against the Company in respect of the Notes shall become void unless presented for payment within a period of six years from the relevant date (the "Relevant Date") in respect thereof.  The Relevant Date is the date on which a payment in respect thereof first becomes due.

SECTION 13.13         Patriot Act.  The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003, Section 326 of the USA PATRIOT Act requires all financial institutions to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account.  The Company and each Guarantor agrees that it will provide to the Trustee and the Agents such information as they may reasonably request, from time to time, in order for the Trustee and the Agents to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

SECTION 13.14         Force Majeure.  Neither the Trustee nor any Agent shall incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Trustee or such Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DRILL RIGS HOLDINGS INC., as the Company

By:	/s/ Jan Rune Steinsland
Name:	Jan Rune Steinsland
Title:	President

OCEAN RIG UDW INC., as Parent and as a Guarantor

By:	/s/ George Economou
Name:	George Economou
Title:	Chief Executive Officer

[Signature Page to Indenture]

OCEAN RIG 1 INC., as Guarantor

By:	/s/ Jan Rune Steinsland
Name:	Jan Rune Steinsland
Title:	President

OCEAN RIG 2 INC., as Guarantor

By:	/s/ Jan Rune Steinsland
Name:	Jan Rune Steinsland
Title:	President

OCEAN RIG 1 SHAREHOLDERS INC., as Guarantor

By:	/s/ Jan Rune Steinsland
Name:	Jan Rune Steinsland
Title:	President

OCEAN RIG 2 SHAREHOLDERS INC., as Guarantor

By:	/s/ Jan Rune Steinsland
Name:	Jan Rune Steinsland
Title:	President

OCEAN RIG 1 GREENLAND OPERATIONS INC., as Guarantor

By:	/s/ Jan Rune Steinsland
Name:	Jan Rune Steinsland
Title:	President

OCEAN RIG FALKLAND OPERATIONS INC., as Guarantor

By:	/s/ Jan Rune Steinsland
Name:	Jan Rune Steinsland
Title:	President

[Signature Page to Indenture]

DRILL RIGS OPERATIONS INC., as Guarantor

By:	/s/ Jan Rune Steinsland
Name:	Jan Rune Steinsland
Title:	President

OCEAN RIG EG OPERATIONS INC., as Guarantor

By:	/s/ Jan Rune Steinsland
Name:	Jan Rune Steinsland
Title:	President

OCEAN RIG NORWAY OPERATIONS INC., as Guarantor

By:	/s/ Eleni Papapetrou
Name:	Eleni Papapetrou
Title:	President

[Signature Page to Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ John J. Doherty
Name:	John J. Doherty
Title:	Vice President

DEUSTCHE BANK TRUST COMPANY AMERICAS, as Noteholder Collateral Agent, Registrar and Paying Agent

By:	Deutsche Bank National Trust Company

By:	/s/ Jacqueline Bartnick
Name:	Jacqueline Bartnick
Title:	Director

By:	/s/ Annie Jaghatspanyan
Name:	Annie Jaghatspanyan
Title:	Vice President

[Signature Page to the Indenture]

EXHIBIT A

[Face of Rule 144A/Reg. S Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of this Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of this Indenture]

CUSIP:
144A: 262049 AA7
Reg.  S: Y2112A AA9]

[ISIN:
144A: US262049AA72
Reg.  S: USY2112AAA98]

6.50% Senior Secured Notes due 2017

No.	$

Drill Rigs Holdings Inc.

promises to pay to Cede & Co.  or registered assigns, the principal sum of  ________on October 1, 2017.  This Note is being issued at a discount at 99.469% of the principal amount due at maturity.

Interest Payment Dates: April 1 and October 1.

Record Dates: March 15 and September 15.

Dated: September 20, 2012

DRILL RIGS HOLDINGS INC.

By:
Name:
Title:

This is one of the Notes referred to
in the within-mentioned Indenture:

Dated as of:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Authentication Agent

By:
Authorized Signatory

[Back of Note]
6.50% Senior Secured Notes due 2017

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.           Interest.  Drill Rigs Holdings Inc., a Marshall Islands company (the "Company"), promises to pay interest on the principal amount of this Note at a rate of 6.50% per annum, from the Issue Date until maturity.  The Company will pay interest semi-annually in arrears on April 1 and October 1 of each year, commencing on April 1, 2013, or if any such day is not a Business Day the next succeeding Business Day.  Interest on the Notes will accrue from the most recent Interest Payment Date or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date.  The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal, premium, if any, and interest (without regard to any applicable grace period), from time to time on demand at a rate equal to 2% per annum in excess of the then applicable interest rate on the Notes to the extent lawful ("Default Interest").  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.  The Company will notify the Trustee in writing of the amount of interest proposed to be paid on each Note and the date of the proposed payment.  At least 30 days (or, in the case of the payment of Default Interest, 15 days) before the Record Date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the Record Date, the related Interest Payment Date and the amount of such interest to be paid.  All references to "interest" shall mean the initial interest rate borne by the Notes plus any Default Interest.  If there has been no demand that the Company pay Default Interest, the Company shall pay Default Interest in the same manner as other interest, and on the same dates as set forth in the Notes and in the Indenture dated as of September 20, 2012 (the "Indenture") among the Company, Parent, the Guarantors, the Trustee and the Noteholder Collateral Agent.

2.           Method of Payment.  The Company will pay interest on the Notes to the Persons who are registered Holders at the close of business on March 15 or September 15 immediately preceding the next Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date.  The Notes will be payable as to principal, premium and Additional Amounts, if any, and interest at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that (1) payment by wire transfer of immediately available funds will be required with respect to principal of, interest, premium and Additional Amounts, if any, on all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent and (2) such payment by check may only be paid so long as no event of default under the Indenture is continuing.  Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.  The principal of the Notes shall be payable only upon surrender of any Note at the specified offices of the Paying Agent.  If the due date for payment of the principal in respect of any Note is not a Business Day at the place in which it is presented for payment, the Holder thereof shall not be entitled to payment of the amount due until the next succeeding Business Day at such place.

3.           Paying Agent and Registrar.  Initially, Deutsche Bank Trust Company Americas, the Noteholder Collateral Agent under the Indenture, will act as Paying Agent and Registrar.  The Company may change any Paying Agent or Registrar without notice to any Holder; provided that, for so long as the Notes are listed on the Official List of the Irish Stock Exchange and admitted to trading on the Global Exchange Market (the "Global Exchange Market"), and the rules of the Irish Stock Exchange so require, the Company will publish a notice of any change of Paying Agent or Registrar in a newspaper having a general circulation in Ireland (which is expected to be The Irish Times) or, to the extent and in the manner permitted by such rules, posted on the official website of the Irish Stock Exchange in accordance with Section 13.01 of the Indenture.  The Company or any of its Subsidiaries may act in any such capacity other than for the purposes of effecting a redemption or an offer to purchase in accordance with Article III of the Indenture or in connection with a Legal Defeasance, Covenant Defeasance or the satisfaction and discharge of the Indenture pursuant to Section 10.01 ("Satisfaction and Discharge") thereof; provided no Event of Default is continuing.

4.           Indenture and Collateral Agreements.  The terms of the Notes include those stated in the Indenture.  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the Indenture, the Indenture shall govern and be controlling.  The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

5.           Ranking.  This Note shall constitute a senior obligation of the Company and the Obligation of the Company under the Indenture and this Note shall be secured pursuant to the Collateral Agreements.

6.           Optional Redemption.  (a) At any time prior to October 1, 2015, the Company may, at its option, redeem up to 35% of the aggregate original principal amount of Notes issued under the Indenture, at one time or from time to time, at a redemption price equal to 106.50% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to the applicable Redemption Date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date), with the net cash proceeds received by Parent of one or more Equity Offerings; provided that (i) at least 65% of the aggregate original principal amount of Notes issued under the Indenture (excluding Notes held by Parent and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and (ii) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(b)           (i) At any time prior to October 1, 2015, the Company may, at its option, redeem the Notes, in whole or in part, at one time or from time to time, upon not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of the outstanding principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Amounts, if any, to, the applicable Redemption Date, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date and (ii) not more than once in any 12-month period, the Company may redeem up to $80 million in principal amount of the Notes at a redemption price equal to 103% of the aggregate principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to the Redemption Date, subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(c)           On or after October 1, 2015, the Company may redeem the Notes, in whole or in part, at one time or from time to time, upon not less than 30 nor more than 60 days' prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Amounts, if any, on the Notes redeemed, to the applicable Redemption Date, if redeemed during the periods indicated below, subject to the rights of Holders on the relevant Record Date to receive interest on the relevant Interest Payment Date:

For the Period Below	Percentage

From October 1, 2015 to September 30, 2016	103.250%
October 1, 2016 and thereafter	100%

(d)           Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

7.      Optional Redemption for Changes in Withholding Taxes.  Pursuant to Section 3.08 ("Optional Redemption for Changes in Withholding Taxes") of the Indenture, the Company may make an optional redemption in the case that a change in withholding taxes adversely affects the Holders of the Notes.

8.      Mandatory Redemption.  The Company may be required to make a mandatory redemption pursuant to Section 3.09 ("Mandatory Redemption Upon Total Loss of a Drilling Unit") of the Indenture.

9.      Repurchase at the Option of Holder.  (a) If there is a Change of Control, the Company will be required to make an offer (a "Change of Control Offer") to each Holder to repurchase all or any part (equal to minimum amounts of $2,000 and integral multiples of $1,000) of each Holder's Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Amounts, if any, thereon to the date of purchase, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date (the "Change of Control Payment").  Within 10 Business Days following any Change of Control, the Company will mail a notice to the Trustee and Paying Agent and each

Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

 (b) If the Parent or any Restricted Subsidiary consummates an Asset Sale pursuant to Section 4.20 ("Asset Sales Other than a Drilling Unit") of the Indenture or a sale of a Drilling Unit pursuant to Section 4.21 ("Drilling Unit Sales") of the Indenture, the Company, in circumstances specified therein, may be required to commence an offer to all Holders pursuant to such sections (an "Asset Sale Offer" and a "Drilling Unit Sale  Offer", respectively) to purchase the Notes at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase, in accordance with the procedures set forth therein.  Holders that are the subject of an offer to purchase will receive an Asset Sale Offer or a Drilling Unit Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled "Option of Holder to Elect Purchase" attached to the Notes.

10.        Notice of Redemption.  Notice of redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture.  Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.

11.        Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000.  The transfer of Notes may be registered and Notes may be exchanged as provided under the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted herein.  The Registrar need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Registrar need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a Record Date and the corresponding Interest Payment Date.

12.        Persons Deemed Owners.  The registered Holder of a Note may be treated as its owner for all purposes.  Only Holders have rights under the Indenture and this Note.

13.        Amendment, Supplement and Waiver.  Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees or the Collateral Agreements may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, voting as a single class, and any existing Default or Event or Default or compliance with the Indenture, the Notes or the Note Guarantees, the Collateral Agreements may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes, voting as a single class.  Without the consent of any Holder of a Note, the Indenture, the Notes, the Note

Guarantees or the Collateral Agreements may be amended or supplemented to cure any ambiguity, defect or inconsistency and to effect certain other changes as set forth in the Indenture.

14.        Defaults and Remedies.  Defaults and Remedies are set forth in Article VI of the Indenture.

15.        Trustee Dealings with Company.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

16.        No Recourse Against Others.  No past, present or future director, officer, employee, incorporator or stockholder of the Company, any Restricted Subsidiary or any Guarantor, as such, will have any liability for any obligations of the Company, any Restricted Subsidiary or the Guarantors under the Notes, the Indenture, the Note Guarantees or the Collateral Agreements or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder, by accepting a Note, waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

17.        Authentication.  This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

18.        Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

19.        CUSIP NUMBERS.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

20.        GOVERNING LAW.  THE INDENTURE, THE NOTES, THE NOTE GUARANTEES, THE COLLATERAL AGREEMENTS AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture or the Collateral Agreements.  Requests may be made to:

Drill Rigs Holdings Inc., c/o Ocean Rig UDW Inc., 10 Skopa Street, Tribune House, 2nd Floor, Office 202, CY 1075, Nicosia, Cyprus; Attention: Mr.  Savvas Georghiades.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee's legal name)

(Insert assignee's soc. sec. or tax I.D. no.)

(Print or type assignee's name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.19 ("Offer to Repurchase Upon Change of Control"), Section 4.20 ("Asset Sales Other than a Drilling Unit") or Section 4.21 ("Drilling Unit Sales") of the Indenture, check the appropriate box below:

[_]	Section 4.19 ("Offer to	[_]	Section 4.20 ("Asset Sales	[_]	Section 4.21 ("Drilling Unit
	Repurchase Upon Change of		Other than a Drilling Unit")		Sales")
Control")

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.19 ("Offer to Repurchase Upon Change of Control"), Section 4.20 ("Asset Sales Other than a Drilling Unit") or Section 4.21 ("Drilling Unit Sales") of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Certificated Note, or exchanges of a part of another Global Note or Certificated Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

____________
* This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Drill Rigs Holdings Inc.
c/o Ocean Rig UDW Inc.
Tribune House
10 Skopa Street
Nicosia, Cyprus
Attention:  Mr.  Savvas Georghiades
Facsimile:   +357 2276 1542
                    +357 2276 0128

With a copy to:

Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
United States of America
Facsimile:  +1 (212) 480-8421
Attention: Gary J.  Wolfe, Esq.
Robert Lustrin, Esq.

If to the Trustee:

U.S.  Bank National Association
100 Wall Street, Suite 1600
New York, New York 10005
Attention: Corporate Trust Services
Facsimile:  (212) 361-5217

If to the Noteholder Collateral Agent:

Deutsche Bank Trust Company Americas
Trust and Agency Services
60 Wall Street, 27th Floor
Mail Stop: NYC60-2710
New York, New York 10005
USA
Attn: Corporate Team, Drill Rigs Holdings
Facsimile No.: (732) 578-4635

With a copy to:

Deutsche Bank National Trust Company
for Deutsche Bank Trust Company Americas

Trust and Agency Services
100 Plaza One – 6th Floor
MSJCY03-0699
Jersey City, NJ 07311-3901
USA
Attn: Corporate Team, Drill Rigs Holdings
Facsimile No.: (732) 578-4635

Re:       6.50% Senior Secured Notes due 2017

Reference is hereby made to the Indenture, dated as of September 20, 2012 (the "Indenture"), among Drill Rigs Holdings Inc., as issuer (the "Company"), Ocean Rig UDW Inc.  ("Parent"), the other Guarantors party thereto, U.S.  Bank National Association, as trustee (the "Trustee"), and Deutsche Bank Trust Company Americas, as collateral agent (the "Noteholder Collateral Agent").  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

__________________, (the "Transferor") owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $ ______ in such Note[s] or interests (the "Transfer"), to _____________ (the "Transferee"), as further  specified in Annex A hereto.  In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.           [_] Check if Transferee will take delivery of a beneficial interest in the Rule  144A Global Note or a Restricted Certificated Note pursuant to Rule 144A.  The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Certificated Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Certificated Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a "qualified institutional buyer" within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transfer enumerated in the Private Placement Legend printed on the Rule 144A Global Note and/or the Restricted Certificated Note and in the Indenture and the Securities Act.

2.        [_] Check if Transferee will take delivery of a beneficial interest in the  Regulation S Global Note or a Restricted Certificated Note pursuant to Regulation  S.  The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S.  Person or for the account or benefit of a U.S.  Person.  Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Certificated Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Certificated Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

by:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.           The Transferor owns and proposes to transfer a beneficial interest in the:

[CHECK ONE]

(i)	[_]	Rule 144A Global Note (CUSIP [ ]), or
(ii)	[_]	Regulation S Global Note (CUSIP [ ]), or

2.           After the Transfer, the Transferee will hold a beneficial interest in the:

[CHECK ONE]

(i)	[_]	Rule 144A Global Note (CUSIP [ ]), or
(ii)	[_]	Regulation S Global Note (CUSIP [ ]), or

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Drill Rigs Holdings Inc.
Tribune House
10 Skopa Street
Nicosia, Cyprus
Attention: Mr.  Savvas Georghiades
Facsimile:  +357 2276 1542
                   +357 2276 0128

With a copy to:

Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
United States of America
Facsimile:  +1 (212) 480-8421
Attention: Gary J.  Wolfe, Esq.
Robert Lustrin, Esq.

If to the Trustee:

U.S.  Bank National Association
100 Wall Street, Suite 1600
New York, New York 10005
Attention: Corporate Trust Services
Facsimile:  (212) 361-5217

If to the Noteholder Collateral Agent:

Deutsche Bank Trust Company Americas
Trust and Agency Services
60 Wall Street, 27th Floor
Mail Stop: NYC60-2710
New York, New York 10005
USA
Attn: Corporate Team, Drill Rigs Holdings
Facsimile No.: (732) 578-4635

With a copy to:

Deutsche Bank National Trust Company
for Deutsche Bank Trust Company Americas
Trust and Agency Services

100 Plaza One – 6th Floor MSJCY03-0699
Jersey City, NJ 07311-3901 USA
Attn: Corporate Team, Drill Rigs Holdings
Facsimile No.: (732) 578-4635

Re:       6.50% Senior Secured Notes due 2017

Reference is hereby made to the Indenture, dated as of September 20, 2012 (the "Indenture"), among Drill Rigs Holdings Inc., as issuer (the "Company"), Ocean Rig UDW Inc.  ("Parent"), the other Guarantors party thereto, U.S.  Bank National Association, as trustee (the "Trustee"), and Deutsche Bank Trust Company Americas, as collateral agent (the "Noteholder Collateral Agent").  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

____________ , (the "Owner") owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $ ______ in such Note[s] or interests (the "Exchange").  In connection with the Exchange, the Owner hereby certifies that:

1.           Exchange of Restricted Certificated Notes or Beneficial Interests in  Restricted Global Notes for Restricted Certificated Notes or Beneficial Interests in Restricted Global Notes

(a)           [_] Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Certificated Note.  In connection with the Exchange of the Owner's beneficial interest in a Restricted Global Note for a Restricted Certificated Note with an equal principal amount, the Owner hereby certifies that the Restricted Certificated Note is being acquired for the Owner's own account without transfer.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Certificated Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Certificated Note and in the Indenture and the Securities Act.

(b)           [_] Check if Exchange is from Restricted Certificated Note to beneficial interest in a Restricted Global Note.  In connection with the Exchange of the Owner's Restricted Certificated Note for a beneficial interest in the [CHECK ONE] fl Rule 144A Global Note, fl Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest being acquired for the Owner's own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restriction applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States.  Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

by:
Name:
Title:

Dated:

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of ______ , 20__ , among ___________ (the "Guaranteeing Subsidiary"), a subsidiary of [Drill Rigs Holdings Inc.][Ocean Rig UDW Inc.] (or its permitted successor), a Marshall Islands corporation (the ["Company"]["Parent"]), the other Guarantors (as defined in the Indenture referred to herein) and U.S.  Bank National Association, as Trustee under the Indenture referred to below (the "Trustee").

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the "Indenture"), dated as of September 20, 2012 providing for the issuance of 6.50% Senior Secured Notes due 2017 (the "Notes");

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company's Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the "Note Guarantee"); and

WHEREAS, pursuant to Section 9.01 ("Without Consent of Holders") of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.           Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.           Agreement To Guarantee.  The Guaranteeing Subsidiary hereby agrees to provide an unconditional Note Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture, including but not limited to Article 11 thereof, and subject to the limitations therein.

3.           No Recourse Against Others.  No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the Federal securities laws.

4.           New York Law To Govern.  THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

5.           Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

6.           Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

7.           The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Dated: _______________, 20__

[NEW GUARANTOR],

by:

Name:
Title:

DRILL RIGS HOLDINGS INC., as the Company

by:

Name:
Title:

OCEAN RIG UDW INC., as parent and as a Guarantor

by:

Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

by:

Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

by:

Name:
Title:

DEUSTCHE BANK TRUST COMPANY AMERICAS, as Noteholder Collateral Agent, Registrar and Paying Agent

by:	Deutsche Bank National Trust Company

by:

Name:
Title:

by:

Name:
Title:

D-4